UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
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Filed by a Party other than the Registrant ☐

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THE ENSIGN GROUP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

WHEN À	WHERE	WHO CAN VOTE	RECORD DATE

Wednesday, May 13, 2026 at 10:00 a.m. PDT	Ensign Services, Inc. Service Center 29222 Rancho Viejo Rd. Suite 127 San Juan Capistrano, California 92675	Owners of Ensign's issued and outstanding common stock as of the close of business on the record date.	March 18, 2026

Items of Business		Board Recommendation
1	Election of four nominees named in the proxy statement to serve on The Ensign Group's Board of Directors	☑	FOR each director nominee	See pg 3
2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2026	☑	FOR	See pg 17
3	Advisory approval of the Company's named executive officer compensation	☑	FOR	See pg 37

We will also address any other business which may properly come before the Annual Meeting or any adjournment or postponement. Following the formal meeting, management intends to discuss our developments of the past year and respond to questions of general interest to stockholders.

How To Vote
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

Ensign’s Proxy Statement for the 2026 Annual Meeting of Stockholders (the “Proxy Statement”) and 2025 Annual Report on Form 10-K (the “2025 Form 10-K”) are available at www.proxyvote.com.

Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials in hand and follow the below instructions:

By Internet	:	You can vote your shares online at www.proxyvote.com

By Phone	(	You can vote your shares by calling 800-690-6903

By Mail	-	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided
Date of Mailing
April 2, 2026		Our intended date to mail a Notice of Internet Availability of Proxy Materials.
In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. If you are the registered holder of your shares and are viewing the Proxy Statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the Proxy Statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means that your shares are held of record by a broker, bank or other nominee, you should review the Notice used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the Annual Meeting.
THE ENSIGN GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS
BARRY R. PORT
CHIEF EXECUTIVE OFFICER
San Juan Capistrano, California
Dated: April 2, 2026

PROXY STATEMENT
We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders a Notice of Internet Availability of Proxy Materials or "Notice" regarding the Internet availability of the proxy materials. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet if the preference to receive a paper copy was requested. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder elects otherwise.
The enclosed Proxy Statement is solicited by the Board of Directors (the "Board") of The Ensign Group, Inc., ("Ensign") a Delaware corporation, for use at the 2026 Annual Meeting of Stockholders (the "Annual Meeting"). Our principal executive offices are located at 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. This proxy statement is first being made available to stockholders on or about April 2, 2026. When used in this Proxy Statement, the terms “we,” “us,” “our” or the “Company” refer to The Ensign Group, Inc. and its consolidated subsidiaries; however, The Ensign Group, Inc. is a holding company and all of our subsidiaries referenced herein are operated by separate, wholly-owned independent subsidiaries that have their own management, employees and assets. References herein to the consolidated "Company" and "its" assets and activities, as well as the use of “we,” “us,” “our” and similar words in this Proxy Statement are not meant to imply, nor should it be construed as meaning that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the subsidiaries are operated by The Ensign Group, Inc.
The expenses of preparing, assembling, printing and mailing the Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.
Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board.
Quorum, Voting Securities and Vote Required
Holders of record of Ensign's common stock at the close of business on March 18, 2026 will be entitled to vote at the Annual Meeting. On that date, 58,413,971 shares of the Company's common stock were issued and outstanding. Each share of common stock is entitled to one vote on every matter submitted to the stockholders at the Annual Meeting. In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Under Delaware law, shares represented at the Annual Meeting by proxies that reflect abstentions or broker non-votes will be counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1: Election of the four named director nominees will require the affirmative approval of a majority of the votes cast with respect to each director's election. A majority of votes cast with respect to a director's election means that the number of votes cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director's election, with abstentions and broker non-votes not counted as a vote cast either "FOR" or "AGAINST" that director's election. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the four named director nominees.
Proposals 2 and 3: The proposals referenced will require the affirmative vote of a majority of the issued and outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote at the meeting. In determining whether each proposal has received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against the proposals. Broker non-votes will not have an impact on the outcome of the proposals. Properly executed, unrevoked proxies will be voted FOR Proposals 2 and 3 unless a vote against such proposals or abstention is specifically indicated in the proxy.
Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting in person, you should vote by using one of the methods described in the Notice. You may vote your shares at the Annual Meeting by attending and voting in person, by voting via the Internet or by telephone as described in the Notice, or by having your shares represented at the Annual Meeting by a valid proxy.

While the vote on Proposal 3 is required by law, the vote is not binding, will not create or imply any change in the fiduciary duties of, nor impose any additional fiduciary duty on, us or our Board. However, the Compensation Committee of our Board will take into account the outcome of the advisory votes when considering future executive compensation decisions.

If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, the Notice of Annual Meeting, this Proxy Statement and our 2025 Form 10-K have been sent directly to you.

Please note that you cannot vote your shares by filling out and returning the Notice. The Notice does, however, include instructions on how to vote your shares.

OUR 2025 YEAR IN REVIEW
2025 marked another strong year of performance and momentum across our organization. Our local teams continued to deliver strong clinical outcomes and disciplined operational execution, contributing to significant improvements in occupancy, skilled mix, and financial results. Their commitment to a culture of clinical excellence and hands‑on leadership remained the driving force behind our success, allowing us to build on our strong foundation and accelerate growth across multiple markets.
Operational Performance

Our operational performance highlights in 2025 include:

•Same Facility(1) occupancy increased to 82.9%, up 2.5% from the prior year.
•Transitioning Facilities(2) occupancy rose to 84.2%, an increase of 4.2% from the prior year.
•Same Facility and Transitioning skilled mix days increased to 31.8%, an increase of 4.3% from prior year.
•Skilled days growth remained strong, increasing 6.8% at Same Facilities(1) and 10.7% at Transitioning Facilities(2) over the prior year.
•Both Medicare revenue and Managed Care revenue increased, improving 11.5% and 10.2% at Same Facilities(1), respectively, and 9.4% and 22.1% at Transitioning Facilities(2), respectively, over the prior year.
•Total skilled services revenue reached $4.84 billion, up 18.7% from the prior year.
•We expanded our portfolio by adding 46 operations across 14 states and 28 real estate properties, expanding our presence into Alabama, Alaska and Oregon.

Financial Results

Our 2025 financial highlights include:

•Consolidated revenue grew to $5.06 billion, an increase of 18.7% year-over-year.
•Over the last five years, our total revenue increase represents a 16% compound annual growth rate (CAGR) and our diluted EPS growth represents a 14% CAGR.
•Our liquidity remains strong. We generated cash flow from operations of $564.3 million while maintaining our strong balance sheets.
•We again increased our quarterly dividend, marking the 23rd consecutive year of dividend increases.

We are extremely proud of what our teams accomplished in 2025. Our continued momentum in occupancy, skilled mix, and overall operational performance reflects the power of our locally driven leadership model and the resiliency of our culture. With dozens of recently acquired operations in various stages of transition, we see significant opportunity ahead to unlock further operational efficiencies, elevate clinical capabilities, and expand market share.

With the strength of our leadership teams, our proven operational fundamentals, and the overall health of our organization, we are well‑positioned for another outstanding year in 2026 and beyond.

1 Same Facility results represent all facilities purchased prior to January 1, 2022.
2 Transitioning Facility results represent all facilities purchased from January 1, 2022 to December 31, 2023.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company's business. Our governance structure is designed to enable independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Our Board continues to evaluate the Company’s corporate governance policies and practices to ensure that the right mix of individuals are present in our boardroom to best serve the stockholders we represent by ensuring effective oversight of our strategy and management. We are committed to maintaining the highest standards of corporate governance and have established a strong and effective framework by which the Company is governed and reviewed.

The Company has a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms and each class as nearly equal in number as possible as determined by our Board. As a result, a portion of our Board will be elected each year.

Proposal 1:
Election of Directors

Recommendation of the Board:	FOR each director nominee	✓
Upon the recommendation of the Nominating and Corporate Governance Committee, our Board, including its independent directors, selected and approved Mr. Barry M. Smith, Ms. Swati B. Abbott and Ms. Suzanne D. Snapper as nominees for election as Class I directors, the class being elected at the Annual Meeting. Each nominee is to serve for a term of three years, expiring at the 2029 annual meeting of stockholders or until his or her successor is duly appointed or elected and qualified or until his or her earlier death, resignation or removal.

Also, upon the recommendation of the Nominating and Corporate Governance Committee, our Board, including its independent directors, selected and appointed Ms. Marivic Uychiat Pison for service on the Board of Directors for a term starting on September 1, 2025 and ending on the date of the Company’s 2026 Annual Meeting. In addition, Ms. Marivic Uychiat Pison is a nominee for election as a Class II director. If Ms. Marivic Uychiat Pison is elected to serve as a director for the initial one-year term, the Board of Directors anticipates that Ms. Marivic Uychiat Pison will be nominated for election to serve a three-year term as a Class II director at the 2027 Annual Meeting with a term that would expire in 2030.

We are not aware of any arrangements or understandings between the director nominees and any other person pursuant to which such persons were selected as a director nominee.

Mr. Barry M. Smith, Ms. Swati B. Abbott, Ms. Suzanne D. Snapper and Ms. Marivic Uychiat Pison currently serve as members of our Board and if elected have agreed to continue to serve on the Board and on the committees set forth below. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. This proxy cannot be voted for a greater number of persons than four and cumulated voting is not permitted.

			Committee Membership
Name	Age	Director Since	Board of Directors	Audit Committee	Quality Assurance & Compliance	Nominating & Corporate Governance	Compensation
Barry M. Smith	72	2014	✓			Chair	✓
Swati B. Abbott	62	2020	✓	✓		✓	Chair
Suzanne D. Snapper	52	2022	✓		✓
Marivic Uychiat Pison	51	2025	✓		✓

Background information regarding the nominees and all other directors as of March 18, 2026, including some of the attributes that led to their selection, appears below. In addition, the Board firmly believes that the experience, attributes and skills of any single director nominee should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

Determinations Regarding Director and Nominee Independence
The Company's common stock is listed on the Nasdaq Global Select Market. The Nasdaq Listing Rules require that a majority of the members of a listed company’s board of directors qualify as “independent”. After review of all of the relevant transactions or relationships between each director (and his or her family members) and us, our senior management and our independent registered public accounting firm, our Board has affirmatively determined that each of Drs. Ann S. Blouin and John O. Agwunobi, Ms. Swati B. Abbott, and Messrs. Daren J. Shaw, Barry M. Smith and Mark V. Parkinson are "independent" within the meaning of the applicable Nasdaq Listing Rules.
Further, each member of our Board serving on our Audit Committee, Compensation and Nominating and Corporate Governance Committee is “independent” within the meaning of the applicable Nasdaq Listing Rules and, as applicable, the Securities Exchange Act of 1934, as amended (the "Exchange Act").

NOMINEES AND DIRECTORS

The following biographical information sets forth certain information with respect to the nominees for election as well as the continuing directors whose terms expire at the annual meeting of stockholders in 2027 and 2028. The information is current as of March 18, 2026. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board in light of our business.

Nominees for Election to the Board of Directors
Class I Directors with Terms Ending at the 2029 Annual Meeting of Stockholders

Barry M. Smith	AGE	DIRECTOR SINCE	COMMITTEES
Lead Independent Director	72	2014	Compensation Committee and Nominating & Corporate Governance (Chair)
Experience
Mr. Smith has served as a member of our Board of Directors since 2014. He most recently served as Chairman and Chief Executive Officer of Magellan Health, Inc. (NASDAQ: MGLN), the nation’s largest provider of behavioral health services and a leading national provider of radiology benefit management services, specialty pharmacy and prescription benefit management services, since 2013. He retired from Magellan at the end of 2019. He founded and served as Chairman, President and Chief Executive Officer of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as Chairman of VistaCare in 2003. From 1990 through 1995, Mr. Smith served as Chairman and Chief Executive Officer of Value Rx, Inc., which was then one of the country’s largest pharmacy benefit management companies and, prior to that, served as vice president of operations for PCS Health Systems, also a pharmacy benefit management firm. We believe Mr. Smith’s extensive experience as a proven and experienced leader in numerous healthcare businesses that are closely related to our businesses and his valuable strategic and other management insights support the conclusion that he should serve as our Lead Independent Director.

Swati B. Abbott	AGE	DIRECTOR SINCE	COMMITTEES
Director	62	2020	Audit Committee, Compensation Committee (Chair), and Nominating & Corporate Governance
Experience
Ms. Abbott has served as a member of our Board since 2020. Ms. Abbott most recently served as the President and Chief Executive Officer of Health Intelligence Company LLC, doing business as Blue Health Intelligence, a healthcare data and analytics company, from May 2011 to March 2022. Prior to joining Blue Health Intelligence, Ms. Abbott served as the president of MEDai, Inc., an industry leader in AI based predictive analytics, prior to its acquisition by Reed Elsevier in 2008. She also served as Managing Director for the Medical Management Strategic Business Unit at ViPS. Currently, Ms. Abbott also serves on the board of TalkSpace, Inc. (NASDAQ: TALK), an online and mobile therapy company. She also served as a Director of Magellan Health Inc. (NASDAQ: MGLN) from May 2018, until its acquisition by Centene in January 2022. We believe that Ms. Abbott's extensive experience and leadership in the healthcare services industry supports the conclusion that she should serve as one of our directors.

Suzanne D. Snapper	AGE	DIRECTOR SINCE	COMMITTEES
Chief Financial Officer, Executive Vice President and Director	52	2022	Quality Assurance & Compliance

Ms. Snapper has served in a multifaceted role within the Company since joining in April 2007. With a proven track record in corporate finance, Ms. Snapper was instrumental in the spin-offs of Care Trust REIT (NASDAQ: CTRE) in 2014 and Pennant Group (NASDAQ: PNTG) in 2019, implementing strategies to meet market needs and enhance shareholder value. She also played a key role in forming Standard Bearer REIT in 2022, driving financial structuring and growth initiatives that solidified the Company's leadership in real estate investment. Since August 2009, she has served as our Chief Financial Officer, following her role as Vice President of Finance upon joining Ensign in 2007, overseeing various critical functions including accounting, finance, information technology, tax, internal controls, investor relations, managed care, treasury, and finance risk management. Ms. Snapper has served as a member of the Company’s Board of Directors since 2022. In 2024, she became President of Insignia Pathways, supporting the future nursing workforce and international nurses entering the U.S. healthcare system. In May 2025, she joined The Pennant Group’s Board of Directors. We believe that Ms. Snapper's leadership experience, her knowledge of our business and operations, and extensive finance experience with public companies, support the conclusion that she should serve as one of our directors.

Class II Director with Term Ending at the 2027 Annual Meeting of Stockholders

Marivic Uychiat Pison	AGE	DIRECTOR SINCE	COMMITTEES
Vice President of Clinical Services and Director	51	2025	Quality Assurance & Compliance

Ms. Uychiat Pison has served as Vice President of Clinical Services at Ensign Services, Inc. since 2016, bringing nearly three decades of leadership in the Skilled Nursing and Post-Acute Care industry. Before assuming her current role, Ms. Uychiat Pison served as Director of Clinical Services for the company’s California operations beginning in 2012. Her extensive background also includes a decade-long tenure as Director of Nursing at Vista Knoll Specialized Care, where she oversaw comprehensive care for psychiatric/neurobehavioral, dementia, and short-term post-acute rehabilitation patients. Under her leadership, the facility achieved and maintained a flawless compliance record, with zero harm tags throughout her time there. Ms. Uychiat Pison is a mission-driven healthcare leader committed to clinical excellence, operational efficiency, and leadership development. Her approach has consistently driven performance improvements across Ensign's portfolio, including year-over-year gains in CMS 5-Star Ratings and Quality Measures that exceed the national average by 100%. Ms. Uychiat Pison holds a Bachelor’s Degree in Nursing, graduating Cum Laude from the University of St. La Salle and completed the Chief Nursing Officer Program at UCI Paul Merage School of Business. Her professional expertise spans skilled healthcare management, clinical program development, and policy-making—all aligned with Ensign’s mission to dignify long-term and post-acute care in the eyes of the world. Ms. Uychiat Pison has served as a member of the Company’s Board of Directors since September 2025. We believe that Ms. Uychiat Pison leadership experience and her knowledge of our business and operations, and extensive clinical expertise support the conclusion that she should serve as one of our directors.

Continuing Members of the Board of Directors
Class II Directors with Terms Ending at the 2027 Annual Meeting of Stockholders

Daren J. Shaw	AGE	DIRECTOR SINCE	COMMITTEES
Director	69	2012	Audit (Chair) and Compensation Committee
Experience
Mr. Shaw has been a member of the Board since 2012 and brings more than 35 years of leadership experience in the financial services industry. Since February 2025, he has also served on the Board of Trustees of the Keystone Private Income Fund, a private closed-end credit fund. He retired in 2019 as a Managing Director in the Investment Banking Group at D.A. Davidson & Co., a middle-market, full-service investment banking firm, where he served on the Senior Management Committee and the board of directors and acted as lead investment banker on numerous public offerings, private placements, and merger and acquisition transactions. Prior to D.A. Davidson & Co., Mr. Shaw spent 12 years at Pacific Crest Securities in senior roles, including Managing Director. His extensive investment banking and leadership experience provides deep financial expertise and supports his role as Chair of the Audit Committee. We believe that Mr. Shaw’s extensive experience and leadership in working with financial institutions supports the conclusion that he should serve as one of our directors.

Mark V. Parkinson	AGE	DIRECTOR SINCE	COMMITTEES
Director	68	2024	Quality Assurance & Compliance and Nominating & Corporate Governance
Experience
Mr. Parkinson has served as a member of our Board since 2024. Mr. Parkinson has held several positions in both the public and private sector and is currently the Principal of the American Health Care Association and the National Center for Assisted Living (AHCA/NCAL), which represents more than 14,000 nursing homes, assisted living communities, and intermediate care facilities for individuals with disabilities. Previously, Mr. Parkinson was the association’s President and CEO for 14 years from 2011 to 2024. Under Mr. Parkinson’s leadership, AHCA/NCAL focused on delivering policy solutions to Congress and the Executive Branch, with a special emphasis on quality care. During his tenure, AHCA/NCAL remained the largest association in long term care and enjoyed record membership. Prior to his role as President and CEO for AHCA/NCAL, Mr. Parkinson served as the 45th Governor of the State of Kansas from 2009 to 2011, the 47th Lieutenant Governor of the State of Kansas from 2007 to 2009, and a Kansas state legislator. He also built, owned, and operated nursing home and senior living facilities in Kansas and Missouri between 1996 and 2006. Mr. Parkinson earned his Bachelor of Arts degree from Wichita State University and his Juris Doctor from the University of Kansas. We believe that Mr. Parkinson's extensive experience in public health programs and governmental agencies relevant to the healthcare industry support the conclusion that he should serve as one of our directors.

Class III Directors with Terms Ending at the 2028 Annual Meeting of Stockholders

Ann S. Blouin	AGE	DIRECTOR SINCE	COMMITTEES
Director	73	2018	Quality Assurance & Compliance (Chair) and Nominating & Corporate Governance
Experience
Dr. Blouin has served as a member of our Board since 2018. Dr. Blouin retired in 2018 from her role as Executive Vice President of Customer Relations at The Joint Commission, an independent, nonprofit organization that accredits U.S. health care organizations and programs. Prior to that, she served as Executive Vice President of Accreditation and Certification Operations from 2008 to 2012. In both roles, she provided leadership in aligning the strategic and operating goals of the organization with its client base. The Joint Commission has accreditation and certification programs across the care continuum, including long-term care. With more than 30 years of health care administration, consulting and clinical nursing experience, Dr. Blouin has held key senior leadership positions at community teaching hospitals and academic medical centers. While serving in key leadership roles with the consulting firms of Deloitte LLP, Ernst & Young Global Limited, Cap Gemini SE and Huron Consulting Group, she worked with multiple health systems across the United States and Canada to help them improve operating cost efficiency and effectiveness, revenue management, care coordination, and quality and patient safety. From May 2018-May 2025, Dr. Blouin served as President of PSQ Advisory, a consulting firm specializing in quality, safety, nursing and clinical care. In this capacity, she collaborated with boards and senior leadership teams to provide strategic guidance aimed at advancing patient care quality and safety across America's health systems. In addition, Dr. Blouin also serves on the Institute for Healthcare Improvement Board of Directors as Board Secretary; the Superior Health QIN-QIO Executive Leadership Council; and the Carol Emmott Foundation Leadership Council. Dr. Blouin is an Assistant Professor at Loyola University of Chicago. Dr. Blouin earned her Doctor of Philosophy (PhD) in Nursing Sciences and Master in Business Administration (MBA) from the University of Illinois at Chicago. Dr. Blouin received her Master of Science in Nursing (MSN) from Loyola University of Chicago, and Bachelor of Science in Nursing (BSN) from Lewis University in Romeoville, Illinois. We believe that Dr. Blouin’s extensive experience and leadership supports the conclusion that she should serve as one of our directors.

John O. Agwunobi	AGE	DIRECTOR SINCE	COMMITTEES
Director	61	2023	Audit Committee and Quality Assurance & Compliance

Dr. Agwunobi has served as a member of our Board since 2023. Dr. Agwunobi is a senior healthcare executive with experience across the public and private sectors. He served as Chief Executive Officer of Herbalife Nutrition Inc. from March 2020 to October 2022 and as Chairman from April 2020 to October 2022. Prior to that, he was Chief Health and Nutrition Officer beginning in 2016, leading global training and education, science and clinical strategy, and product development. He also served as Co-President of Herbalife from May 2018 to March 2020. Before joining Herbalife, Dr. Agwunobi was an independent consultant to privately held, health-related companies, including serving on the advisory board of Shopko Stores Operating Co., LLC on behalf of Sun Capital Partners. He was also a board member of Magellan Health, Inc. from December 2014 to June 2019, contributing to oversight of managed healthcare services for special populations and pharmacy benefit solutions. From 2007 to 2014, Dr. Agwunobi served as Senior Vice President and President of Health and Wellness at Walmart U.S. (NYSE: WMT), where he led the growth of the health and wellness business and advised on the company’s health reform strategy. Earlier, from 2005 to 2007, he was Assistant Secretary of Health at the U.S. Department of Health and Human Services, with responsibility for disease prevention and health promotion, including oversight of the Centers for Disease Control and Prevention, National Institutes of Health, U.S. Food and Drug Administration, the Office of the U.S. Surgeon General, and other federal public health programs. We believe that Dr. Agwunobi's extensive experience in public health programs and governmental agencies relevant to the healthcare industry support the conclusion that he should serve as one of our directors.

Barry R. Port	AGE	DIRECTOR SINCE	COMMITTEES
Chief Executive Officer and Chairman of the Board	51	2019	Quality Assurance & Compliance
Experience
Mr. Port has served as Chief Executive Officer and Board Member since 2019 and was appointed to Chairman of the Board in September 2025. A recognized leader in the post-acute care sector, he also serves on the Board of Directors of the American Health Care Association (AHCA) and co-chairs Partners Advancing Post-Acute Care (formerly CPAC), an organization representing more than 14,000 facilities nationwide working on key policy issues and legislative efforts impacting the sector. In 2024, he joined the board of Insignia Pathways, a nonprofit dedicated to attracting and developing the next generation of nursing professionals, with a special focus on supporting international nurses as they transition into the U.S. workforce. Prior to becoming CEO, Mr. Port was Chief Operating Officer of Ensign Services, Inc. (2012–2019), where he directed field support and administrative services for affiliated skilled nursing and senior living operations across the country. From 2006 to 2011, he served as President of Keystone Care, Inc., overseeing a network of facilities throughout Texas. His career in healthcare leadership began with operational roles directing skilled nursing campuses in Arizona and Texas, experiences that continue to shape his customer second approach to leadership today. Mr. Port holds a bachelor’s degree from Brigham Young University and master’s degrees in both Business Administration and Health Services Administration from the W.P. Carey School of Business at Arizona State University. We believe that Mr. Port’s extensive operating experience, his leadership and business skills, support the conclusion that he should serve as one of our directors.

BOARD STRUCTURE AND PRACTICES

Our Board believes that combining the roles of Chairman of the Board and Chief Executive Officer is the appropriate leadership structure for the Company at this time. This structure provides unified leadership and clear accountability for the execution of our long‑term strategy. Our current Chairman of the Board and Chief Executive Officer has extensive knowledge and experience with the Company, industry dynamics, and strategic priorities, enabling strong, informed leadership at both the management and Board levels.

To ensure independent oversight, The Board established the position of a Lead Independent Director (the “Lead Independent Director”), to designate a non-employee independent director of the Board to serve as such Lead Independent Director, and to have such Lead Independent Director serve in a lead capacity to, among other things: (i) coordinate the activities of the other independent directors of the Board; (ii) provide guidance and assistance to the Company’s management and a liaison with the Chairman and management; (iii) evaluate the Board and Committee performance, effectiveness and composition; (iv) communicate to stockholders; and (v) perform such other duties and responsibilities as the Board of Directors or the other independent directors may determine, from time to time. The Board reviews its leadership structure annually and believes that the combination of the Executive Chairman and CEO role with a strong Lead Independent Director provides effective oversight and governance aligned with the Company’s needs.

Below are some highlights of our corporate governance practices:

Board Structure and Practices		Board's Role in Risk Oversight
w	Each of our Board members is elected at least every three years.	w	Our Board actively oversees the Company's risk and enterprise-wide risk management process in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders.
w	We have majority voting for our director elections.
w	Six of our Board members are independent, in accordance with Nasdaq Listing Rules and our Corporate Governance guidelines at investor.ensigngroup.net/governance.	w	Our Board focuses on effective risk oversight to set the Company's tone and culture towards effective risk management by developing and establishing a mutual understanding with management of the Company's risk philosophy and overall appetite for risk.
w
Our Lead independent Director helps to facilitate free and open discussion and communication among the independent directors of the Board and between the Board and management. Our Lead Independent Director guidelines are at investor.ensigngroup.net/governance.
		w	Our Board is actively involved with management assessment of existing risk management processes and how management identifies, assesses and manages the Company's most significant risk exposures. Our Board expects frequent updates from management about the Company's most significant risks so as to enable it to evaluate whether management is responding appropriately.
w	Average director tenure of approximately eight years.	w	Our Board is actively engaged in managing talent and long-term succession planning for executives.
w	We have adopted a process to enable stockholders to nominate directors in accordance with our Bylaws
w	Our independent directors meet frequently in executive session.

Our Board relies on each of its sub-committees (the "Board Committees") to help oversee the risk management responsibilities relating to the functions performed by such Board Committees. Each of the Board Committees are required to make regular reports of its actions and communicate any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

†Our Audit Committee periodically discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.
†Our Compensation Committee helps the Board to identify the Company's exposure to any risks potentially created by our compensation programs and practices. For a further discussion of how the Compensation Committee helps mitigate this risk, see the section titled "Compensation Discussion and Analysis - Compensation Policy and Objectives".
†Our Nominating and Corporate Governance Committee helps the Board establish qualifications for a director nominee, including qualities and skills. They oversee the corporate governance policies, procedures and guidelines for the Company.
†Our Quality Assurance and Compliance Committee oversee risks relating to the Company's policies and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law.

Key Focus Areas

Business Strategy

Our Board is committed to delivering high-quality healthcare services to the local communities we serve. Our business strategy is focused on expanding our reach and improving patient outcomes through the implementation of care pathways based on the unique needs of each community. The Board strategy is to advise management on positioning our organization to ensure that our services meet the needs of our residents, and employees. Our Board does this through supporting and advising on both short and long term strategic initiative that foster our core values and mission.

People

The Board and management share a fundamental belief that people matter. Our team members are indispensable and responsible for saving and improving thousands of lives each day. Their dedication and efforts continue to beneficially impact our employees and patients. Their strength and willpower to do everything to care for our patients and the healthcare community have impacted lives of individuals, clinical quality and the long-term care industry.

Risk Oversight

The Board regularly considers our risk profile when reviewing our overall business strategy. Individual performance objectives of the executive leadership team are aligned with the Company’s top enterprise-wide risks.

Engaging with Our Stockholders
Management and directors engage with our stockholders throughout the year in a variety of forums. Members of the executive management team attended meetings and presented at conferences. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition, business strategy and environmental and social issues. Our engagement activities provide us with a valuable understanding of our stockholders' perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our stockholders.

We encourage you to visit the Governance area of the "Investor Relations" section of our website (http://investor.ensigngroup.net/governance) where you will find detailed information about our corporate governance practices and policies including each of our Committee's Charters. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.

The Company's Director Nomination Process

Our Nominating and Corporate Governance Committee oversees the director nomination process. This committee is responsible for assisting the Board in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board are expected to possess. These criteria include the candidate's personal and professional integrity, the candidate's financial literacy or other professional or business experience relevant to an understanding of the Company and our business, the candidate's demonstrated ability to think and act independently and with sound judgment, and the candidate's ability to be effective, in conjunction with other members or nominees of the Board in collectively serving the long-term interests of the Company and our stockholders. Our Nominating and Corporate Governance Committee identifies and evaluates individuals qualified to become members of our Board. Our Nominating and Corporate Governance Committee then recommends that our Board select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of stockholders.

We believe it is important to have an appropriate mix of experience and skills for the optimal functionality of the Board. Our Nominating and Corporate Governance Committee charter requires that the committee considers each candidate's qualities and skills and our Nominating and Corporate Governance Committee considers each candidate's background, ability, judgment, skills and experience in the context of the needs and current make-up of the Board when evaluating director nominees. The Board believes it is important for each member of the Board to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, laws and regulations, government relations and relevant industries, especially the healthcare and skilled nursing industries. These considerations help the Board as a whole to have the appropriate mix of characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the Nominating and Corporate Governance Committee reviews and evaluates its performance, including overall composition of the Board and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our Company. The Nominating and Corporate Governance Committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees. The number of our directors that have special expertise in the following skills and experience are shown below:

Leadership	9/9	Financial Expertise	8/9
People and Culture	9/9	Public Policy and Government	7/9
Corporate Governance	8/9	Healthcare Experience	8/9
Risk Management	9/9	Innovation, Technology, Privacy and Security	6/9

Nomination Right of All Stockholders under Section 3.02 of our Bylaws. Pursuant to Section 3.02 of our amended and restated bylaws (our “Bylaws”), any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders. To do so, the stockholder must comply with the timely notice, information and consent provisions contained in our Bylaws. In order for an eligible stockholder's director nomination to be timely, the stockholder must deliver written notice to our corporate Secretary: (i) in the case of an annual meeting, not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting of stockholders was held in the previous year or the annual meeting of stockholders is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received no earlier than the close of business on the 90th day prior to such annual meeting of stockholders and not later than the close of business on the 60th day prior to such annual meeting of stockholders or not later than the close of business on the 10th day following the day on which public disclosure of the date of the meeting was made by the Company, whichever occurs first, or (ii) in the case of a special meeting of the stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made by the Company, whichever first occurs. The written notice must include the information about the director nominee that is required to be provided pursuant to Section 3.02(a)-(i) of our Bylaws and the written consent of each proposed nominee to serve as a director if so elected. Notwithstanding the foregoing, in order to include information with respect to a stockholder nomination in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must comply with the requirements of the Exchange Act, and the regulations promulgated thereunder. The presiding officer of an annual meeting of stockholders shall refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Right of All Stockholders to Recommend Director Nominees to the Nominating and Corporate Governance Committee. Pursuant to Section 5 of the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee will consider nominees for the Board recommended by stockholders. If an eligible stockholder wishes to recommend a director nominee to the Nominating and Corporate Governance Committee, he or she should submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the Secretary of the Company, Chad A. Keetch, The Ensign Group, Inc., 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675, by the deadline for stockholder proposals set forth in the Company's last proxy statement, specifying the information about the director nominee that is required to be provided pursuant to Section 5 of the Nominating and Corporate Governance Committee charter. All such recommendations will be brought to the attention of the Nominating and Corporate Governance Committee, and the Nominating and Corporate Governance Committee shall evaluate such suggested director nominees in accordance with the same criteria applicable to the evaluation of all director nominees. The Nominating and Corporate Governance Committee is not required to include, or recommend to the Board for inclusion in the proxy statement, any proposed director nominees of the Board who are recommended by stockholders through this process.

Committees of the Board of Directors and Related Matters
During fiscal year 2025, our Board had four standing Board Committees: the Compensation Committee, the Audit Committee, the Nominating and Corporate Governance Committee, and the Quality Assurance and Compliance Committee. The Board, upon recommendation of the Nominating and Corporate Governance Committee, makes Board Committee and Board Committee chair assignments annually at its meeting immediately preceding the annual meeting of stockholders, although further changes to committee assignments are made from time to time as deemed appropriate by the Board. The Board Committees operate pursuant to written charters, copies of which are available on our website at investor.ensigngroup.net/governance. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.
Attendance at Board, Committee and Annual Meetings

During the year ended December 31, 2025, our Board met five times. Each of the directors attended at least 75 percent of the meetings of our Board and the meetings of any of our Board Committees on which they served that were held during the term of each director. Our Board and the Board Committees also acted by way of unanimous written consents six times during the year ended December 31, 2025. In addition, the Compensation Committee, the Audit Committee and the Board met, at times, without management present in executive session. During the year ended December 31, 2025, the Audit Committee met at least once without management present in executive session.
Although we do not have a formal policy regarding attendance by members of our Board at our Annual Meeting of Stockholders, we encourage our directors to attend. At the 2025 Annual Meeting, eight members of the Board were in attendance and we expect that at least a majority of our Board will attend the 2026 Annual Meeting.
An overview of the current composition of each Board Committee and the Board composition matrix is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Quality Assurance and Compliance Committee
Barry R. Port «				●
Barry M. Smith O	●		C
Daren J. Shaw	●	C
Ann S. Blouin			●	C
Swati B. Abbott	C	●	●
John O. Agwunobi		●		●
Mark V. Parkinson			●	●
Suzanne D. Snapper				●
Marivic Uychiat Pison				●
● Member
C Chair
« Chairman of the Board
O Lead Independent Director

COMPENSATION COMMITTEE

Committee Members	The primary functions of the Compensation Committee include:
Swati B. Abbott (Chair)	●	developing and reviewing policies relating to compensation and benefits;

Barry M. Smith	●	determining or recommending to our Board the cash and non-cash compensation of our executive officers;

Daren J. Shaw	●	evaluating the performance of our executive officers and overseeing management succession planning;

Number of Meetings in Fiscal Year 2025: 6	●	administering or making recommendations to our Board with respect to the administration of our equity-based and other incentive compensation plans; and
	●	overseeing the preparation of the Compensation Discussion and Analysis and the related Compensation Committee Report for inclusion in our annual proxy statement.

All members of the Compensation Committee are independent directors, as such term is defined in the Nasdaq Listing Rules. The Compensation Committee has not delegated any powers or authority to the Chief Executive Officer or any other executive officer of the Company in determining executive officer compensation. On a routine basis, our Compensation Committee retains the services of a national consulting firm to assist in the development and validation of our executive compensation and incentive programs. The Compensation Committee used the most recent study to enhance, validate and refine the executive compensation and incentive program in 2025. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” section.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Committee Members	The primary functions of the Nominating and Corporate Governance Committee include:
Barry M. Smith (Chair)	●	assisting the Board in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board are expected to possess;

Ann S. Blouin	●	management succession planning;
Mark V. Parkinson	●	developing, assessing, and recommending corporate governance policies to our Board;
Swati B. Abbott	●
selecting, or recommending that our Board selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our Board occurring between annual meetings of stockholders;

Number of Meetings in Fiscal Year 2025: 5	●	identifying and evaluating individuals qualified to become members of our Board, consistent with criteria approved by our Board and our Nominating and Corporate Governance Committee; and
●
overseeing the Company's Environmental, Social and Governance (ESG) and Unity Committee initiatives, goals and practices. This includes oversight of the ESG Committee's focus on the Company's sustainability risks related to quality of care and patient safety, data protection, employee relations and the management of energy and waste.

All members of the Nominating and Corporate Governance Committee are independent directors, as such term is defined in the Nasdaq Listing Rules.

QUALITY ASSURANCE AND COMPLIANCE COMMITTEE

Committee Members	The primary functions of the Quality Assurance and Compliance Committee include:
Ann S. Blouin (Chair)	●	overseeing our officers' response, as appropriate, to compliance and quality control issues and corrective actions;

Barry R. Port	●	overseeing a system for internal monitoring and auditing of compliance and quality control issues;

John O. Agwunobi	●	designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;

Mark V. Parkinson	●	ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our independent subsidiaries; and

Marivic Uychiat Pison	●	overseeing the promulgation, and the updating from time to time as appropriate, of a written corporate compliance program that substantially conforms to the Office of the Inspector General Program Guidance for Nursing Facilities, including written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility.
Suzanne D. Snapper
Number of Meetings in Fiscal Year 2025: 4

Of the members of the Quality Assurance and Compliance Committee, Dr. Blouin, Dr. Agwunobi and Mr. Parkinson are independent directors, as such term is defined in the Nasdaq Listing Rules.

AUDIT COMMITTEE

Committee Members	The primary functions of the Audit Committee include:
Daren J. Shaw (Chair)	●	overseeing the Company's compliance programs and any legal or regulatory matters that may have a material impact on the Company's financial statements;

John O. Agwunobi	●	overseeing portions of our code of ethics and business conduct that relate to the integrity of our financial reports.

Swati B. Abbott	●	overseeing the functioning of our internal controls and overseeing and participating in the resolution of internal control issues, where identified;

Number of Meetings in Fiscal Year 2025: 5	●	reviewing and approving our transactions with related persons;
	●	pre-approving audit and permissible non-audit services to be performed by our independent accountants, and the fees to be paid in connection therewith;
	●	overseeing the engagement, replacement, compensation, qualifications, independence and performance of our independent auditors, and the conduct of the annual independent audit of our financial statements;
	●	overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
	●	overseeing the conduct of our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;
	●	setting the "tone at the top" and emphasizing the importance of an environment that supports integrity in the financial reporting process;
	●	overseeing processes for monitoring auditor independence;
	●	overseeing implementation of new accounting standards;
	●	communicating with the outside auditor on matters related to the conduct of the audit and on critical audit matters expected to be described in the auditor's report;
	●	reviewing and understanding non-GAAP measures, and related company policies and disclosure controls; and
	●	overseeing the Company’s cybersecurity risk management program, policies, and procedures.

All members of the Audit Committee are independent directors, as such term is defined in the Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act. Each member of our Audit Committee can read, and has an understanding of, fundamental financial statements. Our Board has determined that each of the members of the Audit Committee qualify as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. This designation is a disclosure requirement of the SEC related to Mr. Shaw, Dr. Agwunobi and Ms. Abbott's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Shaw, Dr. Agwunobi and Ms. Abbott any duties, obligations or liability that are greater than those generally imposed on them as a member of our Audit Committee and our Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or Board. Representatives of our independent registered public accounting firm and our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.

DIRECTOR COMPENSATION

In fiscal year 2025, our Chief Executive Officer, Chief Financial Officer, and Vice President of Clinical Services, all of whom serve on the Board, received only their respective annual salaries, and no additional compensation was paid to them for their service on the Board. The annual salaries of our Chief Executive Officer and Chief Financial Officer are disclosed in the Executive Compensation section of this Proxy Statement. Each of our non-employee directors received an annual retainer of $30,000. In addition, each non-employee member of the Board Committees received the following retainers:

	Chair	Member
Committees	Retainer	Retainer
Audit	$30,000	$10,000
Quality Assurance and Compliance	30,000	6,000
Nominating and Corporate Governance	12,000	2,000
Compensation	15,000	3,000

We do not compensate our non-employee directors other than for their service on our Board or Board Committees. Compensation for Board and Board Committee service is partially based upon relevant market data that we obtain by reviewing director compensation by other public companies in the skilled nursing industry as well as in consultation with Willis Towers Watson. To establish board compensation, our Compensation Committee reviews the published director compensation information of other healthcare and real estate investment trust companies, including our peer group companies, Amedisys, Inc., CareTrust REIT Inc., Encompass Healthcare Corp., LTC Properties, Inc., National Healthcare Corporation, National Health Investors, Inc., Omega Healthcare Investors, Inc., PACS Group, Inc., Select Medical Holdings Corp., and Welltower Inc. Based on these reviews, the Compensation Committee sets its annual retainers for outside directors and retainers to the chairpersons of each Board Committee at levels that we believe are comparable to the median cash compensation paid to directors of these companies.

Our Amended and Restated 2022 Omnibus Incentive Plan (the Amended and Restated Plan) contains an automatic stock grant program (the Automatic Stock Grant Program) for our non-employee directors. Each non-employee director receives a quarterly restricted stock grant on the 15th day of the month following each quarter end and such shares will vest over a three-year period, beginning with the first anniversary of the grant date. Directors elected to fill less than a three-year term will receive a pro rata stock award.

All unvested restricted stock grants will become fully vested on the date any such non-employee director ceases serving on the Board unless such director is removed for cause. Pursuant to the Automatic Stock Grant Program, Board members receiving stock grants must maintain ownership of a minimum of thirty-three percent (33%) of the cumulative shares granted to him or her. Our Board and Compensation Committee considered the total compensation paid to directors of the peer group companies named above in deciding to award these automatic stock awards. However, our Board and Compensation Committee, with reference to the most recent Willis Towers Watson study, determined the amount of stock awards based upon what they considered to be an appropriate incentive for board service to our Company, and they did not attempt to base this number upon the amount awarded to directors of these other companies. Our Board has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the Board.

None of our directors or director nominees has any agreement or arrangement with any third party that relates to compensation or other payment in connection with that person’s candidacy or service as a director of our Company.

The following table summarizes the compensation earned by our non‑employee directors in 2025. Our directors who also serve as employees or executive officers do not receive any compensation for their service as directors and have therefore been omitted from this table. These individuals consist of: (i) Mr. Port, the Company’s Chief Executive Officer; (ii) Ms. Snapper, the Company's Chief Financial Officer; and (iii) Ms. Uychiat Pison, the Company's Vice President of Clinical Services. Mr. Port and Ms. Snapper are each one of our Named Executive Officers (NEOs), and their compensation is disclosed in the Executive Compensation section of this Proxy Statement.

	Fees	Stock	All Other
	Earned	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)
Daren J. Shaw	63,000	349,674	—	412,674
Barry M. Smith	45,000	349,674	—	394,674
Swati B. Abbott	57,000	349,674	—	406,674
Ann S. Blouin	62,000	349,674	—	411,674
John O. Agwunobi	46,000	349,674	—	395,674
Mark V. Parkinson	38,000	349,674	—	387,674

(1)This column reflects the total dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of the stock awards granted to each of the directors during the 2025 fiscal year in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. Compensation expense for stock awards granted to directors were recognized in full on the date these awards were granted. Awards granted to Drs. Blouin and Agwunobi, Ms. Abbott and Messrs. Shaw and Smith vest over a three-year period beginning on the first anniversary of the grant date. The table below outlines the details of the stock awards which were granted to directors during the 2025 fiscal year:

Date of Grant	Awards Granted to Each Recipient	Fair Value on Grant Date	Recipients
1/15/2025	600	$134.58	Drs. Blouin and Agwunobi, Ms. Abbott and Messrs. Smith, Shaw and Parkinson
4/15/2025	600	129.09	Drs. Blouin and Agwunobi, Ms. Abbott and Messrs. Smith, Shaw and Parkinson
7/15/2025	600	141.18	Drs. Blouin and Agwunobi, Ms. Abbott and Messrs. Smith, Shaw and Parkinson
10/15/2025	600	177.94	Drs. Blouin and Agwunobi, Ms. Abbott and Messrs. Smith, Shaw and Parkinson

Communications with Directors
Stockholders who would like to send communications to our Board, any Board Committee or to any individual director may do so by submitting such communications to the Secretary of the Company, Chad A. Keetch, The Ensign Group, Inc., 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Keetch will then distribute such information to our Board and the Board Committee chair for review, depending on the facts and circumstances outlined in the communications. Communications received by the Company may be reviewed by Mr. Keetch to ensure appropriate and careful review of the matter. In that regard, the Company's Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as: service complaints, service inquiries, new service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.
In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Code of Conduct and Ethics
We have adopted a code of ethics and business conduct that applies to all employees, including employees of our independent subsidiaries, as well as each member of our Board. The code of ethics and business conduct is available on our website at investor.ensigngroup.net/governance. Information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this document.
We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

BOARD OVERSIGHT OF RISK
Effective risk management is critical to our ability to dignify and transform post-acute care. Our Board of Directors exercises direct oversight of risks to the Company and other risk areas not delegated to one of the Board Committees. Our Board of Directors looks to the expertise of its Board Committees to provide strategic oversight in their areas of focus. The Board Committees are charged with specific areas of risk oversight and regularly report back to the full Board.

We believe that sustainable development practices and consistent attention to social and governance priorities will help enhance long-term value for stockholders. In addition, our Board of Directors recognizes the importance of our sustainability initiatives and the need to provide effective oversight of those initiatives. In 2021 and under the direction and oversight of the Nominating and Corporate Governance Committee, we formed a sub-committee, the ESG Committee. The ESG Committee’s purpose is to oversee and support the Company’s commitment to social, environmental and other public policy initiatives, including, among other things, climate change impacts, sustainability, and unity of our people. The ESG Committee consists of employees across all professional levels and functional areas as well as a member of the Board of Directors. The formation of the ESG Committee is intended to continue the Company's effort to align our corporate governance policies and practices with the long-term interests of our business and our stockholders.

In 2025, the ESG Committee continued to focus on the Company's risks related to environmental sustainability related to various areas including social sustainability, data protection, artificial intelligence, employee relations and the management of energy and waste. In addition to the ESG Committee, the Audit Committee oversees our cybersecurity risk management program as part of its broader responsibility for monitoring risk.

Environmental Sustainability

Ensign's environmental management team ("EMT") is part of our ESG Committee. The EMT is led by the Service Center's leadership team members including Construction and Asset Development as well as its Executive Management. The “Service Center” refers to certain of our wholly-owned independent subsidiaries that provide centralized accounting, payroll, human resources, information technology, legal, risk management and other centralized services to the other independent subsidiaries through contractual relationships with such subsidiaries. The EMT is responsible for:
•Implementation and continuous execution of our environment management system and policy.
•Development of the Company's environmental management policy.
•Identification of climate related risks under the Task Force on Climate-Related Financial Disclosures framework.
•Providing structure and support to our independent subsidiaries that are led by local operators to make decisions on their capital expenditure projects at their facilities. The team advises our local field operators on best practices and identifies opportunities for them to assess priorities of projects that may be chosen to be executed.
•Overseeing environmental programs which include the evaluation and installation of LED lighting, solar panel, improved doors and insulation, automated HVAC controls and thermal efficiency projects related to micro-turbine, demand control ventilation.

•Development of target goals for reduction of carbon emissions, savings and ENERGY STAR scores.
•Tracking and monitoring of currently available environmental metrics such as utility usage and development of an energy management system that tracks greenhouse gas emissions and more.
•Preparing for applicable environmental filings and audits in the future.
We understand the importance of addressing environmental sustainability and have undertaken initiatives to responsibly manage our overall environmental footprint. We have mainly focused on three areas to drive environmental improvements: energy consumption, water use and waste.

We have made, and will continue to make, various capital investments with these three initiatives in mind. We continue to implement energy conservation measures throughout our locations such as light-emitting diode (LED) lighting retrofits, heating, ventilation, and air conditioning (HVAC) upgrades, roofing improvements and changes in community maintenance. In similar ways, our water initiatives include smart controls, leak detection and repair, and behavioral changes, demonstrating our continued efforts to reduce water use. We are continuing our efforts to divert waste generated in our operations through effective recycling and waste reduction measures. Additionally, we partner with our vendors to purchase products and services that help our operations reduce their impact on the environment. For the year ended December 31, 2025, we spent approximately $190.0 million on capital expenditures of property and equipment, which included facility modernization initiatives.

Social Sustainability
One of the ways in which we measure the Company's policies and procedures to address sustainability risks, including, but not limited, to quality of care and patient safety risks, is the Five-Star Quality Rating System introduced by the Centers for Medicare and Medicaid Services ("CMS"). The Five-Star Quality Rating System gives each skilled nursing operation a rating between one and five stars in various categories including health inspections, staffing and quality measures ("QM") as follows:

•The health inspection star rating is based on each nursing home's current health inspection and two previous years of inspections, as well as findings from the most recent 3 years of complaint inspections and 3 years of infection control inspections. The inspections are focused on standards for providing adequate care, managing medications properly, protecting residents from physical and mental abuse and storing and preparing food properly. The regulations include a broad range of changing healthcare metrics including but not limited to staffing and infection control protocols.
•The QM star rating measures parts of nursing home performance in certain areas of care for short-stay and long-stay measures, such as if residents have gotten their flu shots, are in pain, or are losing weight.

At the time of acquisition, the majority of our facilities have 1 and 2-Star ratings. As new assessments are conducted post-acquisition, the star ratings see consistent improvement. We have a strong history of quickly improving the quality of care in the facilities we acquire.

	As of December 31,
	2021	2022	2023	2024	2025
4 and 5-Star Quality Rated skilled nursing facilities	114	113	130	129	153
According to CMS data published in February 2026, same‑store Ensign-affiliated facilities exceeded state and county benchmarks in annual survey results by 24% and 33%, respectively. Our operations also maintained a 19% advantage in the percentage of 4- and 5-star rated facilities when compared to peers. These results are particularly significant given that many of these facilities carried 1- and 2‑star ratings at the time of acquisition, underscoring consistent improvement and long-term clinical performance.

Over the last few years, CMS has modified the star rating requirements. These changes have been significant and made it more difficult to achieve a 4 or 5-Star rating, resulting in certain skilled nursing operations losing stars in their "Quality" and "Staffing" ratings, which negatively impacted the "Overall" ratings. Therefore, depending on the changes, we may experience periods of time where the number of facilities with 4 or 5-Star ratings decline. Nevertheless, we continue to demonstrate strong performance in the Five-Star Quality Rating System.

In addition, we aim to have an enduring impact on the communities in which we live and work by embodying our Company's core values. Elevate Charities is a non-profit organization that is dedicated to elevating the condition and quality of life for members of the senior healthcare community - employees, caregivers, family members, patients and residents. Of the three unique funds within Elevate Charities, the Emergency Fund is a way of helping qualified families whose lives are affected by tragedy. This program is primarily funded through contributions by Company team members. In 2025, approximately 89% of our employees employed by our independent subsidiaries contributed to the Emergency Fund. When in need of financial help due to financial hardships such as fire, hurricane, illness, accidents or other crises, team members or their fellow teammates on their behalf can apply to receive financial assistance. In 2025, the public charity distributed approximately $4.9 million in grants to team members of our independent subsidiaries. To date, the Emergency Fund program has distributed over 25,620 grants totaling $25.8 million to qualified recipients in their time of need.

In 2025, we donated $10.0 million to Insignia Pathway (Insignia), an independent public charity established to create new pathways for expanding the U.S. post‑acute care workforce. Insignia is dedicated to empowering, supporting, and inspiring the current and next generation to pursue careers in the long‑term and post‑acute care fields by providing resources, education, housing, and advocacy to enhance professional growth, job satisfaction, and community impact. In its first year of operation, Insignia awarded 139 in grants to Registered Nurses from 23 countries who have committed to work for U.S.-based skilled nursing providers. Through these efforts, Insignia aims to address workforce challenges, foster equity, and attract and retain caregivers to serve the nation’s most vulnerable senior patient populations.

Beyond contributing to these charities, our Company upholds the following policies and philosophies for maintaining and growing our social sustainability and responsibility:
•Human Rights & Responsibilities. We are committed to the dignity and rights of all people, especially those whose lives may be impacted by our operations. Among other things we are dedicated to prohibiting child labor, forced labor and discrimination while promoting the basic dignity of each resident, patient and employee at our facilities. We support our employees' occupational health and safety through providing sanitary facilities, abiding by all health and safety laws, ordinances and regulations governing facility uses and operations, and generally exceeding acceptable levels of health and safety.
•Tenant Social Responsibility. Our tenant corporate responsibility aims to assist our triple-net tenants in maintaining, renovating, developing and operating their facilities in a manner consistent with generally accepted standards of sound governance.
•Accessibility to Care. We have dedicated ourselves to providing and transforming dignified post-acute and long-term care and firmly believe accessibility to this care is a human right to everyone. Our facilities aim to be the operation of choice within their local communities by providing superior quality, affordable care. We rise to meet the needs of all our patients to ensure reliability and dignity for everyone.
•Human Capital. Our employees are at the heart of our Company and we are committed to their health, professional development and workplace satisfaction. Our core values, which focus on developing our employees, fostering an ownership mentality and allowing for intelligent risk taking, guide us in our decision making and inspire us to be better people, both professionally and personally. Our philosophies and policies in this regard relate to, among other things, our commitment to maintaining a workplace free of unlawful discrimination, competitive compensation and benefits for our employees, our commitment to employee retention, training, promotion, and engagement and satisfaction.
•Unity. Our commitment to inclusion is deeply rooted in our core values, including Love One Another, where we foster a welcoming and supportive environment for residents and their families and ensure that every individual—whether resident, family member, or team member—feels valued, informed, and comfortable to work together. Our commitment is to provide equal opportunity and fair treatment to all individuals based on merit and without discrimination. Our teams enable us to be a more relevant, competitive, and resilient organization.
While we believe we have a good foundation, we are continuing to work on strengthening our sustainability strategy and results. We know that a focus on sustainability has a positive effect on our communities, employees, caregivers, family members, patients and residents.

Cybersecurity
We utilize information technology that enables our operational leaders to access and share with their peers, both clinical and financial performance data in real time. Such uses of information systems give rise to cybersecurity risks, including system disruption, security breach, ransomware, theft, espionage and inadvertent release of information.

Our Audit Committee receives quarterly reports on our information security and cyber fraud prevention programs from the Service Center's Chief Information Officer and Chief Information Security Officer, who each have over 25 years of experience in IT, including various leadership roles at other large corporations. One of the three members of our Audit Committee is a cybersecurity expert.

The Information Security Office ("ISO") has been established by the Service Center's Chief Information Officer, with dedicated cyber security staff focusing on security monitoring, vulnerability management, incident response, risk assessments, employee training, security engineering and management of cyber security policies, standards and regulatory compliance. Like many organizations, we follow a Cyber Security Framework and take a risk-based approach during control assessment and implementation. We align to the National Institute of Standards and Technology (NIST) Special Publication 800-53 Revision 5, a globally recognized cyber security framework of Policies, Standards and Controls is comprised of five categories of defense (NIST Cyber Security Framework CSF) – Govern, Identify, Protect, Detect, Respond and Recover. We are committed to the protection of our data, systems, network and continually invest in enhancements to mitigate or reduce the impact from a cyber security threat. We conduct periodic tests to maintain readiness and resiliency while regularly reviewing policies in the interest of protecting data security. External companies or agencies may be called upon to provide consulting, guidance, assistance, or some other form of support in response to a cybersecurity incident. These companies have an ongoing and standing relationship with the Information Security Office. The regular training of employees, at least annually, on the ever-present threat of cybersecurity helps maintain data security.

AUDIT MATTERS

Proposal 2:
Approval of Independent Registered Public Accounting Firm

Recommendation of the Board:	FOR	✓

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for the year ending December 31, 2026. The affirmative vote of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of Deloitte.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Deloitte for the years ended December 31, 2025 and 2024:

Type of fee	Description	2025	2024

Audit Fees	For the audits of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements, as well as fees incurred in connection with the preparation and filing of registration statements with the SEC.	1,562,350	1,378,410
Audit-Related Fees	Consists of fees billed for services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under the caption "Audit Fees".	85,000	—
Tax Fees	For tax compliance, tax advice and tax planning services.	—	—
All Other Fees	For subscription fees paid to Deloitte for use of accounting research tools.	—	—
Total		$1,647,350	$1,378,410

Pre-Approval Policies

Our Audit Committee approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during the years presented. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. The Audit and Non-Audit Services Pre-Approval Policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the Audit Committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the Audit Committee is required. Specific pre-approval of services is considered at the regular meetings of the Audit Committee. The policy delegates authority to the Chair of the Audit Committee to grant specific pre-approval between regularly scheduled Audit Committee meetings for audit and non-audit services not to exceed $250,000 and other services not to exceed $150,000. The Audit and Non-Audit Services Pre-Approval Policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the Audit Committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (the "PCAOB") and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company's ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Audit Committee Report

Our Audit Committee has:

•Reviewed and discussed with our management the audited consolidated financial statements as well as the establishment and maintenance of internal controls over financial reporting.
•Discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
•Received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.
•Considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors' independence.
Based on the review and discussions above, our Audit Committee recommended to our Board that the audited financial statements for the Company's year ended December 31, 2025 be included in our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 4, 2026.

Submitted by Members of the Audit Committee:
•Daren J. Shaw (Chair)
•John O. Agwunobi
•Swati B. Abbott

As provided by SEC Regulation S-K, this Audit Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regards to the compensation of Barry R. Port, Suzanne D. Snapper, Chad A. Keetch, Spencer W. Burton and Christopher R. Christensen (our "Named Executive Officers" or "NEOs").
Say on Pay
At our 2025 Annual Meeting of Stockholders, we submitted our executive compensation program to a vote, on an advisory basis, of our stockholders and received the support of approximately 95.1% of the shares of common stock present and eligible to vote. The Compensation Committee considered the results of this stockholder advisory vote as one of many factors in structuring its compensation practices in 2025. We pay careful attention to any feedback we received from our stockholders regarding our executive compensation, including the say on pay vote. Given the support for the advisory vote on 2024 executive compensation, the Compensation Committee determined the fundamental characteristics of the program should remain intact for 2025.

In consideration of the stockholder vote at our 2025 Annual Meeting of Stockholders, the Board has determined that the Company will hold an advisory vote on executive compensation every year in connection with its annual meeting of stockholders.
Compensation Policy and Objectives
We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, based upon the value each executive officer provides to our Company, and designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be correlated to factors that directly and indirectly influence stockholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential.
In addition, commensurate with our belief that those of our employees who act like owners should have the opportunity to become owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our Board and Compensation Committee that the total compensation program for executive officers should consist of the following:
•Base salary;
•Annual and other short-term cash bonuses;
•Long-term incentive compensation; and
•Certain other benefits.
The Compensation Committee believes that our executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our NEOs to take unnecessary risks in managing their respective functions. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success. In addition, we measure performance on a variety of bonus criteria other than our profit to determine an executive's annual incentive compensation award, such as positive survey results, compliance, quality audits, clinical quality standards, positive patient feedback and feedback from other employees regarding such executives' performance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. In combination, the Compensation Committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.
The Compensation Committee’s charter enables the Compensation Committee to retain or obtain the advice of a compensation consultant, legal counsel, or other adviser ("Compensation Adviser"). The Compensation Committee is directly responsible for the appointment, compensation, and oversight of any such Compensation Adviser. In establishing our executive compensation packages, the Compensation Committee has historically reviewed compensation packages of executives of companies in the skilled nursing and other related industries based on publicly available information. Our Compensation Committee has the sole authority to retain and terminate the services of a Compensation Adviser who reports to the Compensation Committee. In the past, our Compensation Committee engaged Willis Towers Watson ("Willis Towers"), a national consulting firm, to assist in the development and validation of our executive compensation and incentive programs. As part of the study, Willis Towers also conducted a peer group analysis and benchmarking assessment on director and executive compensation. The results of this consultation, in combination with the Compensation Committee’s own research and analysis, were a part of the process the Compensation Committee undertook in determining the executive compensation and incentive programs for 2025 (including the grants of equity incentive awards for our executives and directors).

The Compensation Committee may select, or receive advice from, a Compensation Adviser only after taking into consideration the following factors: (i) the provision of other services to the Company by the person that employs the Compensation Adviser, legal counsel or other adviser; (ii) the amount of fees received from the Company by the person that employs the Compensation Adviser, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the Compensation Adviser, legal counsel or other adviser; (iii) the policies and procedures of the person that employs the Compensation Adviser, legal counsel or other adviser that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Compensation Adviser, legal counsel or other adviser with a member of the Compensation Committee; (v) any stock of the Company owned by the Compensation Adviser, legal counsel or other adviser; and (vi) any business or personal relationship of the Compensation Adviser, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company. Based on the consideration of the various factors as set forth in the rules promulgated by the SEC, the Compensation Committee does not believe that its relationship with Willis Towers and the work of Willis Towers on behalf of the Compensation Committee has raised any conflict of interest.
Clawback Policy
The Company’s Policy for Recovery of Erroneously Awarded Incentive-Based Compensation ("Clawback Policy") is designed to encourage the creation of long-term, sustainable performance and to discourage our NEOs from taking unnecessary or inappropriate risks in their respective functions. The Clawback Policy enables the Compensation Committee and the Board to hold NEOs accountable when there is an accounting restatement of the Company's financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities law. The compensation subject to clawback is compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure, which is defined as any measure that is determined and presented in accordance with the accounting principles used in preparing the Company's financial statements and any measure that is derived wholly or in part from such measure. The Company's principal economic element of executive compensation that is considered incentive-based compensation is annual cash bonuses, which are primarily based upon a financial reporting measure and modified utilizing other measures including but not limited to clinical metrics. A copy of our Clawback Policy was filed as Exhibit 97.1 to our 2025 Form 10-K.
Principal Economic Elements of Executive Compensation
Base Salary.  We believe it is important to pay our executives' salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We have historically validated our compensation decisions by comparing the compensation of executives at other public companies in the healthcare and real estate investment trust industries to the compensation of our executives. Our Compensation Committee reviewed the published compensation of the NEOs of our peer group companies, Amedisys, Inc., CareTrust REIT Inc., Encompass Healthcare Corp., LTC Properties, Inc., National Healthcare Corporation, National Health Investors, Inc., Omega Healthcare Investors, Inc., PACS Group, Inc., Select Medical Holdings Corp., and Welltower Inc. We believe that the base salaries of our executives are generally lower than those of executives in similar roles at comparable companies, and that total compensation is designed to be competitive with peers.
Executive bonuses are contingent upon the Company's performance, including achieving target clinical quality, cultural, compliance, and financial benchmarks. These targets continue to increase year after year and do not stay stagnant regardless of the prior year outcomes. These bonuses, which align with the performance results and comprise financials, clinical, and cultural metrics, constitute a significant component of total compensation for our executives. The total compensation will vary from year to year based on the Company's achievement of these targets. Each of our executive's base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our Company. The Compensation Committee considered each of these factors in determining the compensation each executive would be paid in 2025. We may elect to change this practice in future years, and periodically in the past, the Compensation Committee has elected to employ a Compensation Adviser to examine our compensation practices. The decision, if any, to materially increase or decrease an executive's base salary in subsequent years will likely be based upon these same factors and others recommended by a Compensation Adviser, if any. Our Compensation Committee makes decisions regarding base salary at the time the executive is hired, and makes decisions regarding any changes to base salary on an annual basis.
Annual Cash Bonuses.  We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance. Historically, in the first quarter of each year, our Compensation Committee identifies the plan's participants for the year and establishes an objective formula by which the amount, if any, of the plan's bonus pool will be determined. The Compensation Committee also has the discretion to allocate the bonus pool among the individual executives prior to the end of the year and any such early allocation will remain subject to further adjustments upon the final determination of the bonus pool calculations during the first quarter of each succeeding year. This formula is based upon adjusted annual earnings before provision for income taxes (Adjusted EBT), a non-GAAP financial metric. Refer to the reconciliation of adjusted EBT in the Pay versus Performance section within this Proxy Statement.

The lowest target in 2025 increased by 125.0% from the lowest target in 2024. Our Compensation Committee established the following formula for the bonus pool under the executive compensation plan for 2025 (the "2025 Bonus Pool"):

Adjusted Annual Earnings Before Provision for Income Taxes (EBT) in 2025	2025 Bonus Pool
For EBT up to $99.0 million	$—
For EBT greater than $99.0 million, but less than $114.0 million	EBT between $99.0 million and $144.0 million * 2.5%
For EBT greater than $114.0 million, but less than $129.0 million	EBT between $114.0 million and $129.0 million * 5.0%
For EBT greater than $129.0 million, but less than $144.0 million	EBT between $129.0 million and $144.0 million * 7.5%
For EBT greater than $144.0 million, but less than $164.0 million	EBT between $1444.0 million and $164.0 million * 10.0%
For EBT greater than $164.0 million, but less than $199.0 million	EBT between $164.0 million and $199.0 million * 12.5%
For EBT greater than $199.0 million	Amount of EBT over $199.0 million * 15.0%
Based on performance, the formula above is adjusted for the following:
(1) if performance improves between 0 and 5% from 2024 levels, then the incentive payout will decrease by 20%;
(2) if performance declines between 0% and 10%, then the incentive payout will decrease by 50%; and
(3) if performance declines by 10% or more, then no incentive will be awarded under the plan.
Historically, in the first quarter of the subsequent year, our Compensation Committee subjectively allocates the bonus pool among the individual executives based upon the recommendations of our Chief Executive Officer and the Compensation Committee's determinations regarding each participating executive's contribution to our financial, clinical and governance performance during the preceding year, and value to the organization going forward. The financial measure that our Compensation Committee considers is our adjusted EBT. From time to time and on a discretionary basis, management recommended and the Compensation Committee has historically approved a decrease to the bonus pool by adding back certain expenses including stock-based compensation, excluding gains and other expenses, thus reducing adjusted EBT.
The clinical measures that our Compensation Committee considers include our success in achieving successful compliance audits, reduced readmission rates, nursing turnover and Centers for Medicare Services' five-star performance for both the quality metric and survey results. The governance measures that our Compensation Committee considers include succession planning, culture of the organization, ESG commitments, and strategic organizational development and development of the leadership team throughout the organization. Our Compensation Committee also reviews and considers feedback from other employees regarding each executive's performance. As a result of these metrics, the bonus pool can be adjusted from up to 10.0%, positively or negatively, depending on the performance of these metrics. Additionally, the Compensation Committee reserves the discretion to reduce the bonus pool by up to 20% in the event of extremely poor clinical results. For 2025, these metrics resulted in a 6.0% increase in the total bonus pool.
We maintain a policy governing the allocation of executive bonus compensation between cash and non-cash awards. Under this policy, if the total executive pool is greater than the applicable stated amount then at the Compensation Committee's discretion for every dollar greater than the stated amount, 75.0% of the incentive will be paid in cash and 25.0% will be paid in vested restricted stock awards. Because the total bonus pool in 2025 was greater than the stated amount (which was $5.0 million for 2025), participating NEOs received a portion of their bonuses in the form of vested restricted stock awards. The NEOs are required to hold the vested restricted stock awards for one year following the end of the calendar year in which such awards were granted.
Our Compensation Committee exercises discretion in the allocation of the bonus pool among the individual executives and has, at times, awarded bonuses that, collectively, were less than the bonus pool resulting from the predetermined formula. At the recommendation of management, in 2025, the Compensation Committee reduced the adjusted EBT by approximately $48.3 million related to stock based compensation and $12.0 million related to a litigation settlement associated with a California class action matter. These reductions reduced adjusted EBT, for purposes of calculating the bonus pool, from $515.9 million to $455.6 million. As a result of these adjustments to the predetermined formula, the 2025 bonus pool was $49.9 million.
The management team recommended, and the Compensation Committee approved, that from the 2025 bonus pool, $6.0 million would be awarded to charities and certain employees, including $2.1 million awarded to Christopher R. Christensen, who retired from the his role in September 2025 and was therefore not eligible to participate in the bonus pool at fiscal year end. These reductions decreased the 2025 bonus pool by approximately 16%, leaving a total pool of $41.9 million. Cash incentive performance bonuses for 2025 were allocated to the NEOs who participated in the executive incentive program as follows: Barry Port, $10.3 million; Suzanne Snapper, $8.9 million; Chad Keetch, $6.2 million; and Spencer Burton, $7.2 million.We have a policy for allocating executive bonus compensation between cash and non-cash compensation as the 2025 bonus pool was greater than the stated amount, vested restricted stock awards were granted to the participating NEOs as follows: Barry Port, $2.9 million; Suzanne Snapper, $2.5 million; Chad Keetch, $1.8 million; and Spencer Burton, $2.0 million. These restricted stock awards are fully vested and subject to one-year transfer restriction, as discussed in additional detail above.

Each year, our Compensation Committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. Historically, the Compensation Committee has increased the amount of adjusted annual EBT that must be achieved in order to create the same bonus pool as the preceding year which increases the difficulty of receiving the same bonus. The allocation of this bonus pool to the participating executives remains discretionary based upon the Compensation Committee's determination of each participating executive's contribution to our annual performance and value to the organization going forward. The 2025 financial performance goals and bonus pool formula were established by the Compensation Committee consistent with historical practices and guideline validated by Willis Towers to establish our incentive program. The 2025 plan included specific clinical and governance performance goals, which include succession planning, culture of the organization, and enhancements to ESG initiatives. The Company has also adopted a Clawback Policy that complies with SEC regulations and Nasdaq listing rules. The Clawback Policy provides for the recovery of erroneously awarded incentive-based compensation received by executive officers when the Company is required to prepare an accounting restatement, subject to limited exceptions in accordance with the Nasdaq requirements.
Equity Ownership as the Foundation of Long-Term Incentive Compensation. We believe that long-term performance is achieved through an ownership culture. Accordingly, our long‑term incentive compensation program is designed to align the interests of our executives and other key personnel directly with those of our stockholders by emphasizing long‑term equity ownership, performance‑based retention, and disciplined governance.
We encourage long‑term value creation through the use of stock‑based awards, which directly link executive compensation to the performance of our common stock. Our equity incentive plans permit the grant of stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock‑based awards. Historically, we have primarily granted stock options and restricted stock, reinforcing a clear connection between executive compensation and stockholder returns. Specifically, stock options are only valuable to extent that our stock price increases thereby directly aligning the executive compensation to the stockholder's value creation. Furthermore, when the total executive bonus pool exceeds the stated threshold, the Compensation Committee may elect to deliver 25% of the resulting incentive amount in vested restricted stock awards. In accordance with our executive plan, the restricted stock awards granted under this provision are subject to a one‑year post‑grant holding requirement.
Performance-Driven Participation in Equity Programs. In order to preserve the link between the interests of executives and other key personnel and those of stockholders, we generally grant stock-based awards to those executives and others who have performed at a high level and have demonstrated qualities of an ownership culture. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the granting of stock-based awards.

Long-Term Vesting and Retention Incentives. Our stock options and restricted stock awards generally vest at a rate of 20% per year over a five year term, reinforcing a long‑term focus and encouraging sustained performance over time. This structure aligns compensation outcomes with continued service and long‑term value creation for stockholders. The longer service period, when considered together with the stock option grants, underscores the long‑term nature of the awards. Long-term incentives are generally delivered in a mix of stock options and restricted stock awards, reflecting the Company's belief that this combination supports stockholder value creation and promotes long-term retention.

Until vested, the restricted stock may not be transferred, and vested shares shall be subject to our insider trading policy. Stock options generally have a maximum term of ten years. The grant date of our stock options and restricted stock awards is generally the date our Board or Compensation Committee meets to approve such stock option grants or restricted stock awards. Our Board or Compensation Committee historically has approved stock-based awards at regularly scheduled meetings. Our Board and Compensation Committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement or position change grant. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the Nasdaq Stock Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents. However, the recipients of restricted stock will have the right to vote and to receive any dividends or other distributions paid with respect to their shares of restricted stock, whether vested or unvested.

The NEOs receiving stock awards issued pursuant to the executive plan will be required to hold them for one year from the grant date in which they are earned. The ownership and restriction on the restricted stock awards will not terminate upon the individual's separation of service from the Company.

Mr. Barry Port has made recommendations to our Compensation Committee and Board regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Performance‑Oriented Framework. Equity awards have historically been granted to high‑performing employees in recognition of individual contributions and in consideration of expected future performance. In assessing performance, the Company considers key financial measures, including Adjusted EBT, which the Company views as a meaningful indicator of operating performance and profitability. The Company also considers clinical performance, including but not limited to, star rating, quality metrics, clinical turnover and readmissions. The Compensation Committee intends to continue enhancing the linkage between long‑term incentive compensation and objective performance outcomes and may consider adopting a more formal performance‑oriented framework. This approach is intended to maintain flexibility while strengthening alignment between executive compensation, Company performance, and stockholder interests.

Timing of Equity Grants. While we do not have a formal written policy in place with regard to the timing of equity awards in relation to the disclosure of material nonpublic information by the Company, the Compensation Committee may adopt a policy on the timing of the grants. Historically, our equity awards are granted on fixed dates determined in advance. The Compensation Committee and Board takes into account material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement and public releases of such information based on stock option grant dates when determining the timing and terms of such an award to avoid an inappropriate impact on the value of the award. The Compensation Committee and Board, at their discretion, may grant equity awards outside of our fixed dates for recognition and other purposes. In addition, we do not grant stock options or similar equity awards (i) during “blackout” periods or outside a “trading window” established in connection with the public release of earnings information under our insider trading policy or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. The Company has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

During fiscal 2025, no named executive officer received a grant of stock options during the period beginning four business days before, and ending one business day after, the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information.

Other Compensation.  Our executives are eligible to receive the same benefits that are available to all employees, including the premiums paid to provide life insurance equal to each executive's annual salary and the premiums to provide accidental death and dismemberment insurance. For 2025, Barry Port, Spencer Burton and Christopher Christensen received automobile allowances of $11,000, $10,800, and $12,588 respectively. In addition, Barry Port, Chad Keetch, Spencer Burton and Christopher Christensen, received third-party tax service payments of $8,325, $4,805, and $2,000, and $9,000, respectively.

Non-Qualified Deferred Compensation. The Company has a non-qualified deferred compensation plan (the "DCP") that allows participating executives and other highly compensated employees to defer a portion of their base salary compensation and up to 100% of their eligible bonuses. Additionally, the plan allows for the employee deferrals to be deposited into a rabbi trust and the funds are generally invested in individual variable life insurance contracts owned by us that are specifically designed to informally fund savings plans of this nature.

Insider Trading Policy
We have adopted a “Statement of Company Policy Regarding Insider Trading” and an Addendum thereto (jointly, the “Insider Trading Policy”), which governs transactions in our securities by our directors, officers, employees, and contract personnel, as well as by the Company itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations and Nasdaq listing standards. A copy of our Insider Trading Policy and an Addendum thereto were filed as Exhibits 19.1 and 19.2, respectively, to our 2025 Form 10-K.

Hedging Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit the holder to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits all directors, officers or insider employees that hold the Company's shares from engaging in such transactions.

Tax Treatment of Compensation
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes an annual deduction limit of $1 million on the amount of compensation paid to our highest paid current and certain former named executive officers. Compensation paid to our NEOs over this limit is nondeductible.

Notwithstanding the deduction limitations imposed by Section 162(m), the Compensation Committee believes that certain factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our stockholders. For example, the Compensation Committee may approve compensation, such as discretionary cash bonuses or time-vesting restricted stock awards, that may not be fully deductible under Section 162(m) in order to, among other things, enable competitive levels of total compensation of our NEOs.

Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Equity Instrument Denominated in the Shares of a Subsidiary

As an extension of our belief that long-term performance is achieved through an ownership culture, we implemented the Standard Bearer Healthcare REIT, Inc. 2022 Omnibus Incentive Plan (the "Standard Bearer Equity Plan") for Standard Bearer, a real estate investment trust (REIT) that owns and manages the Company's real estate business.

The purpose of the Standard Bearer Equity Plan, which was approved by our Board and effective on January 1, 2022, is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining officers, employees, consultants, independent contractors and directors capable of assuring the future success of the Company, to offer such persons incentives to continue in the Company's employ or service and to afford persons an opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company. The Board intends that the Standard Bearer Equity Plan will be primarily used for employees and management of Ensign's independent subsidiaries.

The Standard Bearer Equity Plan provides for the grant of stock options, restricted stock and other stock awards to eligible participants under the plan. The grant dates of these awards generally correlate with the grant dates of our Ensign equity grants, when our Board of Directors or Compensation Committee meets to approve such stock option grants or restricted stock awards. Such timing is intended so that the Board of Directors or Compensation Committee may approve awards pursuant to the Standard Bearer Equity Plan regardless of whether or not our Board of Directors or Compensation Committee knows material non-public information on such date. The exercise price of Standard Bearer stock options is the fair market value of Standard Bearer common stock on the date of grant as determined by a third-party valuation firm.

The Compensation Committee of the Board of Ensign has full administrative authority under the Standard Bearer Equity Plan, which authorizes the issuance of 6,500,000 shares of Standard Bearer's common stock under the plan. As of March 18, 2026, a total of 28,640 shares of Standard Bearer common stock were then subject to outstanding awards under the Standard Bearer Equity Plan.

The stock options and restricted stock awards granted under the Standard Bearer Equity Plan generally vest as to 20% of the shares of common stock underlying the option or restricted stock award on each anniversary of the grant date. If a recipient’s employment with Ensign or its affiliates terminates, then the restricted stock that remains unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation. Because Standard Bearer stock is not traded on a public exchange, shares obtained either by grant or by exercising options are subject to unique limitations. For example, recipients of Standard Bearer common stock do not have certain voting rights and the shares are subject to limitations on transfer or sale. Until vested, the restricted stock may not be transferred and after such shares are vested, they may be subject to further restrictions on transfer, sale or disposition contained in the Standard Bearer Equity Plan, a stockholders agreement between the participant and Standard Bearer, and the terms and conditions of the respective award, including certain call rights and certain put rights set forth in the award.

On a quarterly basis, Standard Bearer's common stock will be valued by an independent third-party valuation firm. Once a final valuation has been received, each recipient will be given written notice of the value of Standard Bearer and its common stock. In order to provide the participants with liquidity in their Standard Bearer common stock, each participant has a put right during a window of time established at the sole discretion of the Board. The window will provide a fifteen day period during which the participants in the Standard Bearer Equity Plan can sell certain shares of Standard Bearer stock back to Standard Bearer. Only shares that are vested may be sold back to Standard Bearer. Standard Bearer, at its sole discretion, has the right to purchase all or a portion of such Standard Bearer shares using cash.

In order to preserve the linkage between the interests of the Company and Standard Bearer, as well as executives and other key personnel and those of our stockholders, Standard Bearer granted certain of our Board and executives restricted stock awards in Standard Bearer. Our Board and executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. These individuals receiving these awards will be required to hold them for one year from the end of the calendar year for which they are earned. The ownership and restriction on the restricted stock awards will not terminate upon such individual's separation of service from the Company. Restricted stock awards, when granted, vest 20% annually over a five-year period. There were no restricted stock awards granted in 2025 to the NEOs or Board members under the Standard Bearer Equity Plan.

Alignment of pay with performance

Our executive compensation in 2025 continued to deliver compensation supported by strong, consistent operating and total stockholder return performance. The following charts show CEO total compensation, as disclosed in the Summary Compensation Table (SCT) compared with the value of a $100 investment made in Ensign's stock on December 31, 2020.
*Assumes $100 invested on 12/31/20 in stock in index, including reinvestment of dividends.

Over the last five years, Ensign has delivered sustained growth, increasing total revenue by $2.7 billion, or 111%, representing a 16% compound annual growth rate (CAGR) while our diluted EPS grew by $2.78 from 2020 to 2025, representing a 14% CAGR.

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of March 18, 2026, other than Mr. Barry R. Port and Ms. Suzanne D. Snapper (for whom biographical information is shown under "Ensign's Board of Directors"). Each executive officer serves at the discretion of the Board and the Chief Executive Officer.

Chad A. Keetch	AGE	Position Held Since
Chief Investment Officer, Executive Vice President and Secretary	48	June 2014

Mr. Keetch assumed the roles of Chief Investment Officer, Executive Vice President, and Secretary on May 30, 2019, overseeing business development, strategic growth, capital markets activities, new business ventures and the management of the Company's real estate portfolio. Previously, he held the position of Executive Vice President and Secretary since June 1, 2014 and served as the Company’s Vice President of Acquisitions and Business Legal Affairs and Assistant Secretary from 2010 to 2014. Before joining the company, Mr. Keetch was a transactional attorney at Stoel Rives LLP from September 2008 to March 2010 and at Kirkland & Ellis LLP from September 2005 to September 2008, focusing on private equity, mergers and acquisitions, leveraged buyouts, capital markets transactions, and governance issues. Mr. Keetch earned his B.A. in Economics from Brigham Young University and holds a J.D. and M.B.A. from The Ohio State University.

As the CIO, Mr. Keetch leads the Company’s acquisition and growth initiatives and has helped the company’s local leaders grow from 62 skilled nursing facilities in 2010 to over 370 healthcare operations, including over 160 real estate purchases. In 2022, Mr. Keetch was also appointed to serve as the President of the company’s real estate subsidiary, Standard Bearer Healthcare REIT, Inc., where he continues to drive new opportunities to grow within the Company’s real estate business segment. In addition, Mr. Keetch plays a key role in the company’s capital markets efforts, including successfully completing and updating several debt transactions with a consortium of lenders and closing on a variety of public and private equity transactions. Mr. Keetch was instrumental in the spin-off of Care Trust REIT, Inc. in 2014 and the spin-off of The Pennant Group, Inc. in 2019, which included most of the Company’s senior living assets and its home health and hospice business. Mr. Keetch, along with the other members of the management team, frequently represents the Company with current and prospective investor as well as the Company’s research analysts.

Spencer W. Burton	AGE	Position Held Since
President and Chief Operations Officer, Ensign Services, Inc.	47	May 2019

Mr. Burton is a seasoned executive with nearly 20 years of experience in post-acute care. Appointed as President and Chief Operations Officer on May 30, 2019, he previously served as President of Pennant Healthcare, Inc., a Northwest-based portfolio company of Ensign Services, and held leadership roles as Executive Director at affiliated operations in California, Texas, and Washington.

Throughout his career, Mr. Burton has excelled in navigating complex regulatory environments, fostering a culture of clinical excellence, and driving sustainable growth. His ability to simplify and optimize operational systems has contributed to improved patient outcomes and enhanced staff well-being.

Mr. Burton holds a B.A. in Economics from Weber State University and both J.D. and M.P.A. degrees from Brigham Young University.

PAY RATIO DISCLOSURE

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the SEC adopted a rule requiring U.S. publicly traded companies to disclose the ratio of the annual total compensation of their principal executive officer ("PEO") to that of their median employee. This disclosure is required to be included in this Proxy Statement and requires that our median employee be selected from all employees, including full-time and part-time employees.

Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. While it is common practice in our industry to outsource non-patient functions such as dietary, housekeeping and laundry, it is the Company's practice to keep these functions in-house. Approximately 55% of our total employees consist of dietary aides, housekeepers, cooks, nursing assistants and maintenance staff. In particular, it is important to bear in mind that we employed approximately 56,000 employees in the United States, as of December 31, 2025, which will impact the comparability of our PEO pay ratio. Consistent with SEC rules, our total employee population used in calculating the pay ratio was approximately 40,000, which included full and part-time employees and excluded employees on leaves of absence, on-call workers and the workforce at operations that we acquired in 2025. Our on-call employees are not regularly scheduled employees, but rather are only scheduled on an as-needed basis. We have approximately 9,900 employees (approximately 18% of our total workforce) that are on-call. We also excluded approximately 6,100 employees across the operations that we acquired in 2025 (approximately 11% of our total workforce).

Pursuant to SEC rules, we calculated our 2025 pay ratio using the same median employee that we identified in 2024 because we do not believe there have been any significant changes to our employee population or employee compensation arrangements during 2025. Accordingly, we have elected to use the same median employee in 2025 that we used in 2024. We performed our 2025 pay ratio analysis using the same methodologies, material assumptions, adjustments and estimates as we used in our pay ratio disclosure for 2024 and prior years. For 2025, the annual total compensation of our median employee was $47,604.

The Company’s PEO is our Chief Executive Officer, Mr. Port, who has been our Chief Executive Officer since May 2019. Based on an annual total compensation of our median employee for 2025 and annual total compensation for our Chief Executive Officer in 2025 as reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement of $13,804,700, the ratio of our Chief Executive Officer annual total compensation to our median employee’s annual total compensation was computed to be 290 to 1. The "Total" column incorporates salary, 100% presumed vested value of option awards and stock awards granted, non-equity incentive plan compensation and all other compensation.

The SEC's rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in determining the median employee and do not mandate that each public company use the same method. In addition, our compensation philosophy reflects fair pay based on a person's role in the Company, a subjective determination of the market value of that person's job and that person's performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not an indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect the ratio of the annual total compensation of our Chief Executive Officer to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

Compensation Committee Report

Our Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the Compensation Committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Submitted by Members of the Compensation Committee:
•Swati B. Abbott (Chair)
•Daren J. Shaw
•Barry M. Smith

As provided by SEC Regulation S-K, this Compensation Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2025 by our NEOs. For a discussion of the compensation of our directors, see “Director Compensation”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)

Barry R. Port	2025	549,264		—		2,912,355	—	10,317,247	25,834	(4)	13,804,700
Chief Executive Officer	2024	533,266		—		2,614,941	882,590	6,906,150	22,985		10,959,932
and Chairman of Board	2023	517,734		—		1,916,248	2,912,522	5,676,027	22,864		11,045,395

Suzanne D. Snapper	2025	453,740		—		2,515,951	—	8,913,421	8,003	(5)	11,891,115
Chief Financial Officer,	2024	440,524		—		2,283,346	784,524	5,978,058	7,717		9,494,169
Executive Vice President and Director	2023	427,693		—		1,670,082	2,758,812	4,913,346	7,234		9,777,167

Chad A. Keetch	2025	411,948		—		1,751,066	—	6,203,441	10,583	(6)	8,377,038
Chief Investment Officer	2024	399,950		—		1,603,008	621,082	3,949,157	12,284		6,585,481
and Executive Vice President and Secretary	2023	388,301		—		1,160,412	2,517,925	3,245,824	8,198		7,320,660

Spencer W. Burton	2025	349,260		—		2,036,822	—	7,215,526	20,246	(7)	9,621,854
President and Chief Operations Officer,	2024	339,088		—		1,925,089	653,773	5,057,540	22,863		7,998,353
Ensign Services, Inc.	2023	329,212		—		1,407,393	2,630,349	4,156,633	17,510		8,541,097

Christopher R. Christensen	2025	469,620	(8)	2,070,000	(9)	—	—	—	25,609	(10)	2,565,229
Co-Founder and Former	2024	606,175		—		662,742	882,590	2,450,966	47,093		4,649,566
Executive Chairman and Chairman of the Board(8)	2023	588,519		—		830,640	289,004	2,294,364	43,665		4,046,192

(1)There were no long-term restricted stock awards or stock option granted to the NEO's outside of the annual executive incentive plan in 2025. The amounts reflected are the amounts of compensation cost which will be recognized over the five-year vesting period related to restricted stock awards which were granted during fiscal years 2025, 2024 and 2023, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 14 in our consolidated financial statements in our 2025 Form 10-K. In addition, the amount reflected for 2025 represent the portion of the bonuses paid under the 2025 annual executive incentive plan to Barry Port, Suzanne Snapper, Chad Keetch, Spencer Burton and Christopher Christensen of $2,912,355, $2,515,951, $1,751,066, $2,036,822 and $0, respectively, were made in the form of fully vested stock awards. In 2024, portions of bonuses paid under the 2024 annual executive incentive plan to Barry Port, Suzanne Snapper, Chad Keetch, Spencer Burton and Christopher Christensen of $649,122, $1,829,121, $1,583,326, $1,045,988 and $1,339,469 and $649,122, respectively, and in 2023, portions of bonuses paid under the 2023 annual executive incentive plan to Barry Port, Suzanne Snapper, Chad Keetch, Spencer Burton and Christopher Christensen of $1,425,658, $1,234,002, $815,182, $1,043,993 and $576,260, respectively, were made in the form of fully vested stock awards. See further discussion under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation." Included in the stock awards total are the 2024 restricted stock awards under the Standard Bearer Equity Plan. Standard Bearer restricted stock awards were granted in 2024 to Barry Port, Suzanne Snapper, Chad Keetch, Spencer Burton and Christopher Christensen in the amount of $13,620 for each individual, and there were no restricted stock awards granted in 2025 and 2023 to the NEOs under the Standard Bearer Equity Plan. See further discussion under the heading "Compensation Discussion and Analysis--Equity Instrument Denominated in the Shares of a Subsidiary."
(2)The annual amounts shown are the amounts of total compensation cost which will be recognized over the five-year vesting period related to options to purchase common stock which were granted during fiscal years 2025, 2024 and 2023, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 14 in our consolidated financial statements in our 2025 Form 10-K.
(3)The amounts shown in this column constitute the cash bonuses made to certain NEOs. Barry Port, Suzanne Snapper, Chad Keetch, Spencer Burton and Christopher Christensen participated in our executive incentive program. These awards are discussed in further detail under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation." The amounts shown include any amounts voluntarily deferred under the Deferred Compensation Plan. See Nonqualified Deferred Compensation below.
(4)Consists of term life insurance and accidental death and dismemberment insurance payments of $1,334, a matching contribution to The Ensign Group, Inc. Deferred Compensation Plan of $5,175, third-party tax service payments of $8,325 and a car allowance of $11,000.
(5)Consists of term life insurance and accidental death and dismemberment insurance payments of $1,078 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,750 and Deferred Compensation of $5,175.
(6)Consists of term life insurance and accidental death and dismemberment insurance payments of $603, a matching contribution to The Ensign Group, Inc. Deferred Compensation Plan of $5,175, and third-party tax service payments of $4,805.
(7)Consists of term life and accidental death and dismemberment insurance payments of $521, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,750 and Deferred Compensation Plan of $5,175, third-party tax service payments of $2,000 and a car allowance of $10,800.
(8)Christopher Christensen served as the Executive Chairman and Chairman of the Board until September 1, 2025, and continues to provide consulting services to the Company for one year following his retirement. His 2025 salary includes the portion of the compensation attributable to these consulting services, reflecting the amount earned as of December 31, 2025.
(9)Upon Mr. Christensen retirement, the Board approved a discretionary bonus of $2,070,000.
(10)Consists of term life insurance and accidental death and dismemberment insurance payments of $2,271, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,750, third-party tax service payments of $9,000 and a car allowance of $12,588.

Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards made to our NEOs during 2025.

		All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Name	Grant Date

Barry R. Port	2/10/2025	14,154	—	—	1,829,121

Suzanne D. Snapper	2/10/2025	12,252	—	—	1,583,326

Chad A. Keetch	2/10/2025	8,094	—	—	1,045,988

Spencer W. Burton	2/10/2025	10,365	—	—	1,339,469

Christopher R. Christensen	2/10/2025	5,023	—	—	649,122

(1)Represents the number of shares of our common stock awarded in lieu of a cash bonus payable under our annual executive incentive plan for 2024 performance. These shares were fully vested on the grant date in February 2025. The value of these shares is included in the 2024 Executive Compensation bonus pool which is disclosed in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End
The following table lists the outstanding equity incentive awards held by our NEOs as of December 31, 2025.

	Option Awards						Stock Awards
	Grant		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un- exercisable	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Date		(#)(1)	(#)(1)	($)	Date	(#)(2)	($)(2)

Barry R. Port	5/28/2020	(4)	5,000	—	44.84	5/28/2030	—	—
	5/27/2021	(5)	10,000	2,500	82.20	5/27/2031	1,000	174,200
	5/26/2022	(6)	7,500	5,000	80.60	5/26/2032	2,000	348,400
	2/7/2023	(9)	5,000	7,500	89.86	2/7/2033	—	—
	5/18/2023	(7)	5,400	8,100	90.85	5/18/2033	3,240	564,408
	11/2/2023	(10)	16,000	24,000	98.83	11/2/2033	—	—
	11/6/2024	(11)	2,700	10,800	143.00	11/6/2034	4,320	752,544

Suzanne D. Snapper	8/31/2016		8,258	—	15.93	8/31/2026	—	—
	5/25/2017		8,258	—	15.80	5/25/2027	—	—
	5/30/2019		17,697	—	45.34	5/30/2029	—	—
	5/28/2020	(4)	5,000	—	44.84	5/28/2030	—	—
	5/27/2021	(5)	9,000	2,250	82.20	5/27/2031	900	156,780
	5/26/2022	(6)	6,750	4,500	80.60	5/26/2032	1,800	313,560
	2/7/2023	(9)	5,000	7,500	89.86	2/7/2033	—	—
	5/18/2023	(7)	4,800	7,200	90.85	5/18/2033	2,880	501,696
	11/2/2023	(10)	15,200	22,800	98.83	11/2/2033	—	—
	11/6/2024	(11)	2,400	9,600	143.00	11/6/2034	3,840	668,928

Chad A. Keetch	5/30/2019		11,798	—	45.34	5/30/2029	—	—
	5/28/2020	(4)	5,000	—	44.84	5/28/2030	—	—
	5/27/2021	(5)	6,000	1,500	82.20	5/27/2031	600	104,520
	5/26/2022	(6)	4,800	3,200	80.60	5/26/2032	1,280	222,976
	2/7/2023	(9)	5,000	7,500	89.86	2/7/2033	—	—
	5/18/2023	(7)	3,800	5,700	90.85	5/18/2033	2,280	397,176
	11/2/2023	(10)	14,000	21,000	98.83	11/2/2033	—	—
	11/6/2024	(11)	1,900	7,600	143.00	11/6/2034	3,040	529,568

Spencer W. Burton	5/25/2017		4,719	—	15.80	5/25/2027	—	—
	2/16/2018		4,719	—	22.49	2/16/2028	—	—
	5/31/2018		9,438	—	31.03	5/31/2028	—	—
	5/30/2019		17,697	—	45.34	5/30/2029	—	—
	5/28/2020	(4)	10,000	—	44.84	5/28/2030	—	—
	5/27/2021	(5)	6,000	1,500	82.20	5/27/2031	600	104,520
	5/26/2022	(6)	4,800	3,200	80.60	5/26/2032	1,280	222,976
	2/7/2023	(9)	5,000	7,500	89.86	2/7/2033	—	—
	5/18/2023	(7)	4,000	6,000	90.85	5/18/2033	2,400	418,080
	11/2/2023	(10)	14,800	22,200	98.83	11/2/2033	—	—
	11/6/2024	(11)	2,000	8,000	143.00	11/6/2034	3,200	557,440

Christopher R. Christensen(3)	5/28/2020	(4)	1,000	—	44.84	5/28/2030	—	—
	5/27/2021	(5)	2,500	—	82.20	5/27/2031	—	—
	5/26/2022	(6)	4,200	—	80.60	5/26/2032	—	—
	5/18/2023	(7)	5,600	—	90.85	5/18/2033	—	—
	11/6/2024	(8)	13,500	—	143.00	11/6/2034	—	—

(1)Options vest in equal annual installments (20% each year) over a five-year vesting term beginning on the first anniversary of the date of grant. The options expire ten years from the date of grant.
(2)Restricted stock awards vest in equal annual installments (20% each year) over a five-year vesting term beginning on the first anniversary of the date of grant. The market value of these shares at December 31, 2025 was $174.20.
(3)Mr. Christensen retired from the Company on September 1, 2025. Upon his retirement and pursuant to Board approval, all of Mr. Christensen's outstanding and unvested stocked options and restricted stock awards were accelerated and fully vested.
(4)These stock options and restricted stock awards vested in full on May 28, 2025.
(5)These stock options and restricted stock awards will vest in full on May 27, 2026, marking the final vesting tranche..
(6)These stock options and restricted stock awards will vest in installments of one-fifth on each of May 26, 2026 and May 26, 2027.
(7)These stock options and restricted stock awards will vest in installments of one-fifth on each of May 18, 2026; May 18, 2027; and May 18, 2028.
(8)These stock options will vest in installments of one-fifth on each of November 6, 2026; November 6, 2027; November 6, 2028; and November 6, 2029.
(9)These stock options will vest in installments of one-fifth on each of February 7, 2026; February 7, 2027; and February 7, 2028.
(10)These stock options will vest in installments of one-fifth on each of November 2, 2026; November 2, 2027; and November 2, 2028.
(11)These stock options and restricted stock awards will vest in installments of one-fifth on each of November 6, 2026; November 6, 2027; November 6, 2028; and November 6, 2029.

Option Exercises and Stock Vested

The following table provides information for our NEOs about options that were exercised and restricted stock that vested in 2025.

	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)

Name

Barry R. Port	30,714	4,457,319	18,714	2,539,624

Suzanne D. Snapper	10,618	1,358,000	16,372	2,224,664

Chad A. Keetch	—	—	11,254	1,538,626

Spencer W. Burton	11,798	1,915,818	14,005	1,903,855

Christopher R. Christensen	39,086	3,838,789	10,343	1,505,158

(1)The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is the closing price of our common stock on the date of exercise. Options exercised were granted with grant dates from 2015 to 2023.
(2)The value realized on the vesting of restricted stock awards is equal to the number of shares vested multiplied by the market price of our common stock. The market price is the closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation

During fiscal year 2019, the Company implemented a non-qualified deferred compensation plan (the "DCP") that was effective in 2019 for certain executives. The plan was then offered to other highly compensated employees, which went into effect on January 1, 2020. The DCP allows participating employees to defer the receipt of a portion of their base compensation and certain employees up to 100% of their eligible bonuses. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, such as, a financial hardship event, existing payment elections may be changed. The amounts deferred are credited with earnings and losses based upon the actual performance of the deemed investments selected by the participant. The rate of return for each participant varies depending on the specific investment elections made by the participant. Additionally, the plan allows for the employee deferrals to be deposited into a rabbi trust and the funds are generally invested in individual variable life insurance contracts owned by us that are specifically designed to informally fund savings plans of this nature.

The following table shows contributions and earnings during fiscal year 2025 and the account balances as of December 31, 2025, for our NEOs under the deferred compensation plan. All of the contributions that are reported in the table below were already included in the Summary Compensation Table. Accordingly, the amounts presented below do not represent additional compensation to the individual, but solely reflect a deferral in the timing of payment by the Company.

	Executive Contributions in 2025 ($)(1)	Company Contribution in 2025 ($)	Aggregate Gains in 2025 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2025 ($)

Name

Barry R. Port	1,571,725	5,175	934,518	—	8,743,412	(2)

Suzanne D. Snapper	1,601,761	5,175	1,061,870	—	8,768,391	(3)

Chad A. Keetch	1,240,688	5,175	246,574	—	5,057,598	(4)

Spencer W. Burton	743,105	5,175	1,146,524	—	9,110,938	(5)

Christopher R. Christensen	—	—	384,760	—	7,519,699

(1) These amounts are included in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table for fiscal 2025, which is in the year earned but contributed in the deferred compensation plan in the year paid. Executive contributions also include 401(k) plan restoration contributions made by participants, which are not included in the Summary Compensation Table.
(2) $1,230,615 and $1,107,603 of this amount was reported as bonus compensation to Mr. Port in the Summary Compensation Table for fiscal years 2024 and 2023, respectively.
(3) $1,404,514 and $1,138,337 of this amount was reported as bonus compensation to Ms. Snapper in the Summary Compensation Table for fiscal years 2024 and 2023, respectively.
(4) $789,831 and $649,165 of this amount was reported as bonus compensation to Mr. Keetch in the Summary Compensation Table for fiscal years 2024 and 2023, respectively.
(5) $1,448,016 and $1,203,317 of this amount was reported as bonus compensation to Mr. Burton in the Summary Compensation Table for fiscal years 2024 and 2023, respectively.

Change-in-Control and Severance Disclosure

We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our NEOs, changes in their compensation or a change in control. However, the administrator of our equity incentive plans has the authority to accelerate the vesting of options and restricted stock, in certain circumstances, subject to the terms of the plans.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Ms. Swati B. Abbott and Messrs. Daren J. Shaw and Barry M. Smith. None of the members of our Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2025 has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the "PvP Rules"), we are providing the following: (1) tabular compensation and performance disclosure for 2021, 2022, 2023, 2024 and 2025; (2) an unranked list of three performance measures that the Company considers to be its most important measures used to align compensation actually paid to the NEOs for 2025 to Company performance, and (3) additional disclosure relative to the relationship between the "Compensation Actually Paid" ("CAP") set forth in the Pay versus Performance ("PvP") Table and each of the performance metrics set forth in the PvP Table and between the Company's and the Peer Group TSR in each case over from 2021 to 2025.

Pursuant to the PvP Rules, the PvP Table (set forth below) is required to include, for each year, the CAP for the PEO and the average CAP for non-PEO NEOs. CAP differs significantly from the Summary Compensation Table ("SCT") calculation of compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the Compensation Discussion and Analysis. For example, the CAP calculation for a given year includes the change in fair value of multiple years of equity grants that are outstanding and unvested during the year, whereas the SCT calculation includes only the grant date fair value of equity awards that are granted during the year. Accordingly, CAP reflects changes in value attributable to continued stock ownership, rather than additional compensation paid or granted. These differences result in a CAP calculation that may be higher or lower than the corresponding SCT calculation, and are significantly impacted by changes in stock price. It is also important to note that outstanding equity awards may be represented in more than one year of the PvP Table. Equity grants constitute a meaningful portion of compensation for the PEO and NEOs. The value of equity grants will not be realized before the applicable restriction periods and the ultimate value of such awards is subject to changes in stock price and ultimate exercise decisions of the individual participants.

Pay versus Performance Table

	SCT Total for PEO ($)(1)(b)	CAP to PEO ($)(2)(c)	Average SCT Total for Non-PEO NEOs ($)(3)(d)	Average CAP to Non-PEO NEOs ($)(4)(e)	Value of Initial Fixed $100 Investment based on:		Net income ($ in 000s) (7)(h)	Adjusted EBT ($ in 000s) (8)(i)
Year (a)					Total Stockholder Return ($)(5)(f)	Peer Group Total Stockholder Return ($)(6)(g)

2025	13,804,700	16,286,913	8,113,809	10,202,436	241.38	228.38	343,971	515,860

2024	10,959,932	11,513,316	7,181,892	7,505,006	296.63	157.80	297,973	427,976

2023	11,045,395	9,700,462	7,421,279	6,507,428	250.09	114.10	209,399	365,310

2022	8,020,763	8,001,750	5,329,663	5,377,792	210.40	87.81	224,681	314,608

2021	7,421,472	7,480,916	4,906,377	5,107,759	186.25	103.32	194,652	280,373

(1)The dollar amounts reported in column (b) represent the amounts of total compensation for our PEO, for each corresponding year in the "Total" column of the Summary Compensation Table. Refer to "Summary Compensation Table" in the proxy statement.
(2)The dollar amounts reported in column (c) represent the amount of CAP to our PEO, as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Port during the applicable year. In accordance with PvP Rules, the following adjustments were made to our PEO's total compensation for each year to determine our PEO's CAP:

	SCT Total for PEO ($)	Equity Deductions from SCT Total ($)(a)	Equity Additions to SCT Total ($)(b)	Pension Additions to SCT Total ($)	CAP ($)
Year

2025	13,804,700	(2,912,355)	5,394,567	N/A	16,286,913

2024	10,959,932	(3,497,531)	4,050,915	N/A	11,513,316

2023	11,045,395	(4,828,770)	3,483,837	N/A	9,700,462

2022	8,020,763	(2,157,021)	2,138,008	N/A	8,001,750

2021	7,421,472	(2,004,712)	2,064,156	N/A	7,480,916

a.The amounts in this column represent the grant date fair value of equity-based awards granted during each year. Pursuant to the requirements of Item 402(c)(2)(v) and (vi) of Regulation S-K, the Summary Compensation Table is required to include only those equity awards granted during the particular year. These equity awards are generally made in the second quarter of the year. In addition, awards are issued in the first quarter based on the executive bonus pool.
b.The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

	Year End Fair Value of Current Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Equity Additions to SCT Total ($)
Year

2025	—	2,831,456	1,829,121	730,645	—	3,345	5,394,567

2024	594,174	1,569,813	1,425,658	458,366	—	2,904	4,050,915

2023	1,708,869	569,448	1,315,716	(113,903)	—	3,708	3,483,837

2022	648,175	354,762	1,171,525	(40,726)	—	4,272	2,138,008

2021	441,800	367,555	1,095,015	155,053	—	4,733	2,064,156

(3)The dollar amounts reported in column (d) represent the average of the amounts reported for the Company's NEOs as a group, excluding our PEO, who has served as our CEO since May 2019, for each corresponding year in the "Total" column of the Summary Compensation Table. The names of each of the NEOs (excluding our PEO) included for purposes of calculating the average amounts in each of the years presented are Christopher R. Christensen, Suzanne D. Snapper, Chad A. Keetch and Spencer W. Burton.
(4)The dollar amounts reported in column (e) represent the average amount of CAP to the NEOs as a group (excluding Mr. Port) as computed in accordance with PvP Rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Port) during the applicable year. In accordance with PvP Rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Port) for each year to determine the CAP, using the same methodology described above in Note 2:

	Average SCT Total for Non-PEO NEOs ($)	Equity Deductions from Average SCT Total ($)	Equity Additions to Average SCT Total ($)(a)	Pension Additions to Average SCT Total ($)	CAP ($)
Year

2025	8,113,809	(1,575,960)	3,664,587	N/A	10,202,436

2024	7,181,892	(2,354,039)	2,677,152	N/A	7,505,006

2023	7,421,279	(3,316,154)	2,402,304	N/A	6,507,428

2022	5,329,663	(1,429,481)	1,477,610	N/A	5,377,792

2021	4,906,377	(1,300,893)	1,502,275	N/A	5,107,759

a.The amounts deducted or added in calculating the total average equity award adjustments are as follows:

	Year End Fair Value of Current Year Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Equity Additions to SCT Total ($)
Year

2025	—	1,787,395	1,154,476	720,046	—	2,670	3,664,587

2024	318,054	1,110,402	917,359	328,934	—	2,945	2,677,152

2023	1,215,080	433,919	853,187	(102,828)	—	2,946	2,402,304

2022	444,000	314,460	759,322	(43,919)	—	3,747	1,477,610

2021	287,170	385,522	657,473	167,599	—	4,511	1,502,275

(5)Cumulative TSR reported in column (f) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.
(6)Peer TSR reported in column (g) is the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. The current composition of our peer group is as follows: Amedysis, Inc., CareTrust REIT Inc., Encompass Healthcare Corp., LTC Properties, Inc., National Healthcare Corporation, National Health Investors, Inc., Omega Healthcare Investors, Inc., PACS Group, Inc., Select Medical Holdings Corp. and Welltower Inc.
(7)The dollar amounts reported in column (h) represent the amount of GAAP Net Income reflected in the Company's audited financial statements for the applicable year.
(8)Adjusted annual earnings before provision for income taxes (EBT) reported in column (i) is defined at page 19 of this proxy statement, under "Compensation Discussion and Analysis". While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBT is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the Company’s NEOs, for the most recently completed fiscal year, to company performance. We have included the Adjusted EBT financial measure (which is a non-Generally Accepted Accounting Principles (GAAP) financial metric) in our proxy statement as we believe that this measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and its investors in analyzing our ongoing business and operating performance. Consequently, we use this non-GAAP financial measure as an indicator of business performance, as well as for operational planning and decision-making purposes. As disclosed on page 20, management recommended and the Compensation Committee approved additional adjustments to Adjusted EBT when arriving at the 2025 Bonus Pool. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Pay versus Performance Table

As described in further detail in the Compensation Discussion and Analysis set forth in this proxy statement, the Company's executive compensation program is designed to be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis. The “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential and is correlated to factors that directly and indirectly influence stockholder value.

The three performance measures listed below represent an unranked list of the "most important" performance measures that the Company used to align CAP to the NEOs for 2025 and company performance. While these financial measures are the most important measures the Company used to align CAP to the NEOs for 2025 and company performance, additional financial and other factors were also used to align pay and performance, as further described in the Compensation Discussion and Analysis section of this proxy statement.

The most important performance measures are:

•Adjusted EBT
•Adjusted EBITDA
•Adjusted EBITDAR

A reconciliation for Adjusted EBT, Adjusted EBITDA and Adjusted EBITDAR are provided within our 2025 Form 10-K and press release in our Form 8-K, both filed with the SEC on February 4, 2026.

Relationship Between CAP and Financial Performance

In accordance with PvP Rules, the Company is providing the following descriptions of the relationships between information presented in the PvP Table.

Compensation Actually Paid and Net Income
The following graphs depict the relationship between Net Income and CAP to the Company's PEO and the non-PEO NEOs, respectively.
Compensation Actually Paid and Adjusted EBT
The following graphs depict the relationship between Adjusted EBT and CAP to the Company's PEO and the non-PEO NEOs, respectively.
Compensation Actually Paid and Adjusted EBITDA
The following graphs depict the relationship between Adjusted EBITDA and CAP to the Company's PEO and the non-PEO NEOs, respectively. Adjusted EBITDA in the prior periods has been recast to conform to the current period presentation.

Compensation Actually Paid and Adjusted EBITDAR
The following graphs depict the relationship between Adjusted EBITDAR and CAP to the Company's PEO and the non-PEO NEOs, respectively. Adjusted EBITDAR in the prior periods has been recast to conform to the current period presentation.

Compensation Actually Paid and TSR
The following graphs depict the relationship between the value of an initial $100 investment in ENSG on December 31, 2020 based on TSR compared to the CAP and SCT pay for the Company's PEO and non-PEO NEOs, respectively.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about equity awards under all of our equity compensation plans as of December 31, 2025:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation for the 2007 Plan approved by security holders	83,621	$16.67	—	(1)
Equity compensation for the 2017 Plan approved by security holders	1,404,613	$55.61	—	(2)
Equity compensation for the Amended and Restated Plan approved by security holders(3)	2,582,294	$121.90	3,396,744	(4)
Total	6,088,022	$96.87	3,396,744

(1)The 2007 Plan was retired during the second quarter of 2017.
(2)The 2017 Plan was retired during the second quarter of 2022.
(3)The 2022 Plan was amended and restated in 2025, and is referred to herein as the Amended and Restated Plan.
(4)Represents the number of shares that remained available for issuance under the Amended and Restated Plan as of December 31, 2025. As of March 18, 2026, 2,800,432 shares remained available for issuance under the Amended and Restated Plan.

Proposal 3:
Advisory Vote on Named Executive Officer Compensation

Recommendation of the Board:	FOR	✓
The Dodd-Frank Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our stockholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

For example:

•We discourage excessive risk-taking by our employees by establishing compensation policies and programs that balance short-term incentives with long-term growth.
•Bonuses are based on multiple performance metrics that are consistent with our long-term goals. In particular, annual bonuses are based on the achievement of certain financial performance goals tied to our overall performance and individual performance goals include succession planning, culture of the organization, clinical performance, strategic organizational development and development of the leadership team throughout the organization. We believe that this balanced approach discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health.
•Management or the Compensation Committee, as applicable, generally has discretion to adjust annual incentive compensation upward or downward for quality of performance and other factors other than our financial performance. The Compensation Committee can award bonuses that are less than the bonus amount resulting from the predetermined formula it establishes as a result of not achieving our goals regarding clinical performance and, governance objectives, and allocate such award bonuses to other members of management or other designated entities.
•Our long-term equity incentive awards are designed to directly align the interests of our employees with long-term stockholder interests. We encourage long-term performance by our executives and employees at every level in the organization through the use of stock-based awards with five-year vesting schedules. We believe that long-term performance is achieved through an ownership culture and that equity incentive awards reward performance without incentivizing inappropriate risk-taking.
•The Company uses stock option awards to promote a strong alignment between executive compensation and long‑term stockholder value, as option value is realized only through sustained increases in the Company’s share price over the applicable vesting period.
•We have a policy for allocating executive bonus compensation between cash and non-cash compensation. Under this policy, if the total executive pool is greater than the then-applicable stated amount, for every dollar greater than the stated amount, 75% of the incentive will be paid in cash and 25% will be paid in fully vested restricted stock awards.
•Compliance team members perform frequent financial reviews on operational results in accordance with the Office of the Inspector General prescribed compliance program.
•We have a Clawback Policy that provides for the recovery of the amount of erroneously awarded incentive-based compensation received by executive officers when the Company is required to prepare an accounting restatement, subject to limited exceptions in accordance with the Nasdaq requirements.
•We have specific governance performance goals, which include succession-planning and establishing a ESG team made up of members of management and the Board.
•We periodically benchmark our compensation programs and overall compensation structure with other public companies.
•Our Compensation Committee oversees our compensation policies and practices and is responsible for reviewing and approving compensation of our executive officers. Additionally, these policies and practices are reviewed by our compliance team.

The vote is advisory, which means that, while the vote is required by law, the vote is not binding on the Company, our Board or the Compensation Committee. However, the Compensation Committee of our Board will take into account the outcome of the advisory vote when considering future executive compensation decisions.

We are currently conducting this advisory vote, commonly known as a "say-on-pay" vote, every year.

Accordingly, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company's Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2025 Summary Compensation Table and the other related tables and disclosure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 18, 2026 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our NEOs, and (iv) all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 18, 2026 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 58,413,971 shares of common stock outstanding as of March 18, 2026. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class

Named Executive Officers And Directors:
Christopher R. Christensen(2)	1,183,531	2.0%
Barry R. Port(3)	286,932	*
Suzanne D. Snapper(4)	418,559	*
Chad A. Keetch(5)	165,552	*
Spencer W. Burton(6)	155,039	*
Marivic Uychiat Pison(7)	25,199	*
Daren J. Shaw	23,726	*
Barry M. Smith	22,852	*
Ann S. Blouin	22,852	*
Swati B. Abbott	19,632	*
John O. Agwunobi	9,087	*
Mark V. Parkinson	2,900	*
All Executive Officers and Directors as a Group (12 Persons)(8)	2,335,861	4.0%
Five Percent Stockholders:
Blackrock, Inc.(9)	7,104,544	12.2%
Baillie Gifford & Co(10)	4,569,254	7.8%
Wasatch Advisors LP(11)	2,838,566	4.9%

* Indicates Less than 1%
(1)Includes shares of restricted stock that have vested for the NEOs. All restricted stock awards granted to the Board are treated as outstanding as all unvested restricted stock grants will become fully vested on the date any such non-employee director ceases serving on the Board unless such director is removed for cause. Restricted stock may not be disposed of until vested and is subject to repurchase by us upon termination of service to us. We do not treat restricted stock awards as outstanding until such shares have vested, except for the Board.
(2)Represents 16,765 shares held by Mr. Christensen directly, 1,019,366 shares held by The Christensen, Christopher & Claudia Trust for which Christopher is trustee, and 147,400 shares held by The Christopher R. Christensen 2020 Irrevocable Trust for which the sole trustee is Mr. Christensen's spouse.
(3)Represents 150,480 shares held by the Barry and Michelle Port Trust dated January 12, 2011, 82,352 shares held by Mr. Port directly and includes stock options to purchase 54,100 shares of common stock that are currently exercisable or exercisable within 60 days after March 18, 2026.
(4)Represents 56,340 shares held by the Eric and Suzanne Snapper Family Trust, 293,872 shares held by Ms. Snapper directly and includes stock options to purchase 68,347 shares of common stock that are currently exercisable or exercisable within 60 days after March 18, 2026.
(5)Represents 110,754 shares held by Mr. Keetch directly and includes stock options to purchase 54,798 shares of common stock that are currently exercisable or exercisable within 60 days after March 18, 2026.
(6)Represents 69,366 shares held by Mr. Burton directly and includes stock options to purchase 85,673 shares of common stock that are currently exercisable or exercisable within 60 days after March 18, 2026.
(7)Represents 14,340 shares held by Ms. Uychiat Pison directly and includes stock options to purchase 10,859 shares of common stock that are currently exercisable or exercisable within 60 days after March 18, 2026.
(8)Includes stock options to purchase an aggregate of 273,777 shares of common stock that are currently exercisable or exercisable within 60 days after March 18, 2026.
(9)Represents beneficial ownership as of September 30, 2024 as reported on Schedule 13G/A filed by Blackrock, Inc. on October 7, 2024, which indicates that Blackrock, Inc. has sole voting power with respect to 6,992,313 shares of common stock and sole dispositive power with respect to 7,104,544 shares of common stock. The business address of Blackrock, Inc. is 50 Hudson Yards, New York, NY 10001.
(10)Represents beneficial ownership as of December 31, 2025 as reported on Schedule 13G filed by Baillie Gifford & Co on February 9, 2026, which indicates that Baillie Gifford & Co has sole voting power with respect to 3,924,777 shares of common stock and sole dispositive power with respect to 4,569,254 shares of common stock. The business address of Baillie Gifford & Co is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(11)Represents beneficial ownership as of December 31, 2025 as reported on Schedule 13G/A filed by Wasatch Advisors LP on February 10, 2026, which indicates that Wasatch Advisors LP has sole voting power with respect to 1,865,171 shares of common stock and sole dispositive power with respect to 2,838,566 shares of common stock. The business address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2025, there has not been, nor is there any proposed transaction in which we were or will be a party, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in "Executive Compensation" section and the transactions described below.

Family Relationships
Clayton Christensen is the brother of our co-founder, Christopher R. Christensen, who retired as a member of the Board on September 1, 2025. Mr. Clayton Christensen has served as our Chief Human Capital Officer since September 2016. As Chief Human Capital Officer, Mr. Clayton Christensen is responsible for our recruiting and retention programs as well as our training and professional growth program, a key element of our talent-driven management approach. From January 1, 2025 through December 31, 2025, Mr. Clayton Christensen earned a total cash compensation of $1,460,552. Total compensation included a bonus of $1,150,000, which was earned in 2025. On November 5, 2025, we granted Mr. Clayton Christensen 1,200 restricted stock awards with a fair value of $189.93 per share, that vests over a five-year period from the grant date for aggregate stock compensation of $227,916. Additionally, we granted him 3,000 stock options on November 5, 2025.

Corwin Lewis is the brother-in-law of our Chief Operating Officer, Spencer W. Burton. Mr. Corwin Lewis has served as our Market Leader of Emerald Healthcare, Inc., Ensign Services’ Midwest-based portfolio company since June 2021. As Market Leader, Mr. Corwin Lewis's responsibilities include providing leadership to the local executive directors, clinical, managerial and custodial teams. From January 1, 2025 through December 31, 2025, Mr. Corwin Lewis earned a total compensation of $1,051,122. Total cash compensation included a bonus of $847,991, which was earned in 2025. On August 21, 2025, we granted Mr. Corwin Lewis 800 restricted stock awards with a fair value of $169.24 per share that vests over a five-year period from the grant date for aggregate stock compensation of $135,392. Additionally, we granted him 2,000 stock options on August 21, 2025.

Ryan Ross is the brother-in-law of our Chief Investment Officer, Chad A. Keetch. Mr. Ryan Ross has served as the Executive Director to one of our independent operating subsidiaries since April 2021. As Executive Director, Mr. Ryan Ross is responsible for managing the operations of the independent operating subsidiary in order to provide excellent patient care. His responsibilities include coordinating and providing leadership to the clinical, managerial and custodial teams. From January 1, 2025 through December 31, 2025, Mr. Ryan Ross earned a total compensation of $285,173. Total cash compensation included a bonus of $131,683, which was earned in 2025. On November 5, 2025, we granted Mr. Ryan Ross 600 restricted stock awards with a fair value of $189.93 per share that vests over a five-year period from the grant date for aggregate stock compensation of $113,958. Additionally, we granted him 1,500 stock options on November 5, 2025.

Julie Uychiat is the sister of our board member, Marivic Uychiat Pison. Ms. Julie Uychiat has served as a Clinical Resource to one of our independent operating subsidiaries since April 2002. As a Clinical Resource, Ms. Julie Uychiat's responsibilities include providing clinical and leadership support to the independent operating subsidiaries. These support services include regulatory guidance, recruitment and development of clinical leaders and accountability for overall clinical results. From January 1, 2025 through December 31, 2025, Ms. Julie Uychiat earned a total compensation of $157,850. Total cash compensation included a bonus of $30,000, that was earned in 2025. In addition, we granted Ms. Julie Uychiat 500 stock options on May 15, 2025.
Indemnification Provisions
We have entered into indemnification agreements with each of our directors, officers and certain key employees. These indemnification agreements, along with our Certificate of Incorporation and Bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons
Our Audit Committee does and will continue to review potential conflict of interest situations and any future proposed transaction, or series of transactions, with related persons on an ongoing basis, and either approve or disapprove each reviewed transaction or series of related transactions with related persons. On August 14, 2007, we adopted a written policy and set of procedures with respect to related person transactions (the "Related Person Transaction Policy"), which includes specific provisions for the approval of related person transactions. Pursuant to the Related Person Transaction Policy, a "related person transaction" is defined as a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest therein. Related person transactions include any existing or currently proposed transaction or series of similar transactions for which disclosure under Item 404(a) of SEC Regulation S-K is mandated. The term “related person” under SEC rules means, at the applicable time, (a) any director or executive officer of the Company, (b) any nominee to the Board of Directors, (c) any beneficial owner of more than 5% of Ensign stock, and (d) any immediate family member (as defined by SEC rules) of any of those directors, executive officers, nominees, or beneficial owners. An indirect material interest can arise from a related person’s position or relationship with a firm, corporation, or other entity that engages in a transaction with the Company).

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the Chair of our Audit Committee, whereupon the Chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions, pursuant to the Related Person Transaction Policy, the Audit Committee, or its Chair, considers all information that the Audit Committee, or its Chair, believes to be relevant and important to a review of the transaction and approves only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the Audit Committee or its Chair. Pursuant to the Related Person Transaction Policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the Related Person Transaction Policy, no member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.
In accordance with the Related Person Transaction Policy, the Audit Committee has reviewed and approved the compensation payable to Clayton Christensen, Ryan Ross, Corwin Lewis and Julie Uychiat. For additional information see “Certain Relationships and Related Party Transactions – Family Relationships” above.
There has been no transaction since January 1, 2025 that is required to be reported under Item 404(a) but that did not require review and approval or ratification under the Related Person Transaction Policy or for which the Related Person Transaction Policy was not followed.

STOCKHOLDER PROPOSALS
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Stockholder proposals pursuant to Rule 14a-8 that are intended to be presented at our 2027 Annual Meeting of Stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 3, 2026, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal or a nomination for director to be presented at the annual meeting is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2027 Annual Meeting of Stockholders, it should be properly submitted to the corporate Secretary no earlier than February 12, 2027 and no later than March 15, 2027. However, in the event that no annual meeting of stockholders was held in the previous year or the annual meeting of stockholders is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day prior to such annual meeting of stockholders and not later than the close of business on the 60th day prior to such annual meeting of stockholders, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the annual meeting of stockholders, whichever occurs first. In addition to satisfying the requirements under our Bylaws with respect to advance notice of any director nomination, any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 for the 2026 annual meeting of stockholders must provide the required notice of intent to solicit proxies to the Corporate Secretary at the address below no later than March 15, 2027.

Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2027 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 18, 2026, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 18, 2026, and the matter nonetheless is permitted to be presented at the 2027 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chair of the 2026 Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the 2026 Annual Meeting. If any other matters should properly come before the 2026 Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the proxy provided and date, sign, and return it promptly. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains a website that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this Proxy Statement, is not considered proxy solicitation material and is not incorporated by reference herein.

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials, 2025 Form 10-K, and Proxy Statement until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces our printing costs and postage fees. Stockholders who participate in householding will continue to have access to and may utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to receive a separate copy of our Notice of Internet Availability, 2025 Form 10-K, or Proxy Statement, please submit a request to our Secretary, at our principal executive offices at 29222 Rancho Viejo Road, Suite 127, San Juan Capistrano, California 92675, and we will promptly send such materials to you at no cost. You may also contact our Secretary at the address above if you receive multiple copies of our proxy materials and you would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings. Beneficial owners can request information about householding from their bank, broker, or other nominee.
A COPY OF OUR FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON FEBRUARY 4, 2026, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MR. CHAD A. KEETCH, SECRETARY, THE ENSIGN GROUP, INC., 29222 RANCHO VIEJO ROAD, SUITE 127, SAN JUAN CAPISTRANO, CALIFORNIA 92675. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.